                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                              THE YORK GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
                Common stock, $0.01 par value
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
                 8,940,950 outstanding shares
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            $11.00 per share. The proposed maximum aggregate value of the transaction of $98,350,450 equals the product of $11.00 (the maximum cash consideration) and 8,940,950 (the number of outstanding shares of Common Stock of the Registrant). The filing fee equals 1/50 of 1% of the aggregate value.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
            $98,350,450
        ------------------------------------------------------------------------
    (5) Total fee paid:
            $19,671
        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              THE YORK GROUP, INC.
                          8554 KATY FREEWAY, SUITE 200
                              HOUSTON, TEXAS 77024
                                 (800) 223-4964

                                 PROXY STATEMENT
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

         On behalf of the board of directors of The York Group, Inc. ("York"), I invite you to attend a special meeting of stockholders to be held on Thursday, August 9, 2001, at 9:00 a.m., local time, at the West Memorial Business Park Conference Center, 8584 Katy Freeway, 1st Floor, Houston, Texas 77024. At the special meeting, the York board of directors will ask you to consider and vote upon a proposal to adopt a merger agreement dated as of May 24, 2001 providing for the merger of Empire Merger Corp., a wholly-owned subsidiary of Matthews International Corporation ("Matthews") into York. Following the merger, York will continue as a subsidiary of Matthews. If the merger agreement is adopted by the stockholders of York, each share of common stock of York, except shares held by stockholders who exercise their appraisal rights under Delaware law, will be converted into the right to receive between $10.00 and $11.00 per share in cash, without interest. The actual price per share will be determined by a formula that is described in the attached Proxy Statement.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend, please complete and mail the enclosed proxy card to us in the enclosed return addressed postage-paid envelope. If your shares are held of record in "street name" by a broker, bank or other nominee ("broker nominee"), follow the voting instructions that you receive from your broker nominee.

         IF YOU DO NOT RETURN YOUR PROXY CARD OR INSTRUCT YOUR BROKER NOMINEE HOW TO VOTE YOUR SHARES HELD OF RECORD IN THE BROKER NOMINEE'S NAME, YOU WILL IN EFFECT BE VOTING AGAINST ADOPTION OF THE MERGER AGREEMENT.

         This Proxy Statement gives you detailed information about the merger and includes the merger agreement attached as Annex A. You should read all of this information carefully. You can obtain more information about York and Matthews from publicly available documents that they have filed with the Securities and Exchange Commission.

         I ENTHUSIASTICALLY SUPPORT THIS MERGER AND JOIN WITH THE OTHER DIRECTORS OF YORK IN RECOMMENDING THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.


                                             Very truly yours,



                                             Thomas J. Crawford
                                             Chairman of the Board of Directors


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS (1) APPROVED OR DISAPPROVED THE MERGER, (2) PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR (3) PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This document is dated July 9, 2001 and is first being distributed to the stockholders of York on or about July 9, 2001.

                              THE YORK GROUP, INC.
                          8554 KATY FREEWAY, SUITE 200
                              HOUSTON, TEXAS 77024
                                 (800) 223-4964


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To our Stockholders:

         Notice is hereby given that a special meeting of the stockholders of The York Group, Inc., a Delaware corporation ("York"), will be held at the West Memorial Business Park Conference Center, 8584 Katy Freeway, 1st Floor, Houston, Texas 77024, at 9:00 a.m., local time, on Thursday, August 9, 2001, for the following purposes, which are more fully described in the attached Proxy
Statement:

         1. To adopt an Agreement and Plan of Merger dated as of May 24, 2001 by and among Matthews International Corporation, a Pennsylvania corporation ("Matthews"), Empire Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Matthews ("Empire"), and York, pursuant to which Empire will merge with and into York, with York, the surviving corporation, continuing as a subsidiary of Matthews.

         2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

         Only stockholders of record at the close of business on June 20, 2001, are entitled to receive notice of and to vote at the special meeting or any adjournment thereof.

         YOUR VOTE IS VERY IMPORTANT. THE PROPOSED MERGER CANNOT OCCUR UNLESS THE MERGER AGREEMENT IS ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF YORK. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY. FOR YOUR CONVENIENCE, A RETURN ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOUR SHARES ARE HELD IN "STREET NAME" BY A BROKER OR OTHER NOMINEE, YOU MAY BE ABLE TO VOTE BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS YOU SHOULD RECEIVE FROM YOUR BROKER OR OTHER NOMINEE.

         If you do not vote in favor of adopting the merger agreement and otherwise comply with the requirements of the Delaware General Corporation Law concerning appraisal rights, you will be entitled to appraisal rights. The accompanying Proxy Statement summarizes these requirements under the heading "The Merger -- Appraisal Rights under Delaware Law."

         YORK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.


                                           By Order of the Board of Directors




                                           Cristen L. Cline
                                           Corporate Secretary


July 9, 2001

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER.............................................1
WHO CAN HELP ANSWER YOUR QUESTIONS?................................................3
SUMMARY TERM SHEET.................................................................4
    The Companies..................................................................4
    The Special Meeting............................................................4
    Reasons for the Merger.........................................................4
    Recommendation of the Board of Directors.......................................4
    Effects of the Merger; Merger Consideration....................................4
    Opinion of York's Financial Advisor............................................5
    Record Date and Voting.........................................................5
    Stockholder Vote Required......................................................5
    Appraisal Rights...............................................................5
    Interests of Certain Persons in the Merger.....................................5
    Conditions to the Merger.......................................................6
    Regulatory Matters.............................................................6
    Termination of the Merger Agreement............................................6
    Expenses and Termination Fee...................................................7
    Federal Income Tax Consequences................................................7
FORWARD-LOOKING STATEMENTS.........................................................8
SELECTED CONSOLIDATED FINANCIAL DATA...............................................9
YORK SPECIAL MEETING..............................................................10
    Purpose of the York Special Meeting...........................................10
    Record Date and Voting........................................................10
    Proxies and Revocation of Proxies.............................................10
    Quorum........................................................................11
    Solicitation of Proxies.......................................................11
    Appraisal Rights..............................................................11
    Stock Certificates............................................................11
    Required Vote.................................................................12
THE MERGER........................................................................13
    Background of the Merger......................................................13
    Purpose and Reasons for the Merger............................................16
    Recommendation of the Board of Directors......................................16
    Effects of the Merger; Merger Consideration...................................18
    Opinion of York's Financial Advisor...........................................19
    Certain Transactions and Relations Between York and Matthews..................23
    Interests of Certain Persons in the Merger....................................24
    Accounting Treatment..........................................................24
    Regulatory Matters............................................................24
    Federal Income Tax Consequences...............................................24
    Appraisal Rights Under Delaware Law...........................................25
THE MERGER AGREEMENT..............................................................29
    General.......................................................................29
    Merger Consideration..........................................................29
    Treatment of Stock Options....................................................29
    Representations and Warranties................................................29
    Covenants.....................................................................30
    No Solicitation...............................................................31
    Additional Agreements.........................................................31
    Fees and Expenses.............................................................32
    Conditions to the Merger......................................................32
    Termination, Termination Fees, Amendment and Waiver...........................33
THE COMPANIES.....................................................................36
    York..........................................................................36
    Matthews and Empire...........................................................36
MARKET PRICES OF COMMON STOCK.....................................................37
PRINCIPAL STOCKHOLDERS............................................................38
WHERE YOU CAN FIND MORE INFORMATION...............................................40
STOCKHOLDER PROPOSALS FOR FISCAL 2001 ANNUAL MEETING..............................41
PROXY SOLICITATION EXPENSES.......................................................41
OTHER MATTERS.....................................................................41


Annex A   Merger Agreement...........................................................A-1
Annex B   Fairness Opinion...........................................................B-1
Annex C   Appraisal Rights...........................................................C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

A: The York board of directors is asking you to vote to adopt a merger agreement that provides for the merger of Empire, a recently formed, wholly-owned subsidiary of Matthews, into York, with York surviving the merger and continuing as a subsidiary of Matthews. If the merger agreement is adopted, at the effective time of the merger York will no longer be a publicly held company.

Q.       WHAT WILL I RECEIVE IF THE MERGER IS COMPLETED?

A: York stockholders will receive between $10.00 and $11.00 in cash, without interest, for each share of York common stock owned. The actual merger consideration will be based on a formula that is described in this Proxy Statement under "The Merger -- Effects of the Merger; Merger Consideration." The formula will be calculated after October 31, 2001, and the actual merger consideration will be determined and then announced publicly. No further stockholder action will be taken after the formula is calculated and the actual merger consideration is determined.

Q:       WHY IS YORK PROPOSING THE MERGER?

A: York believes the merger presents the best opportunity to maximize stockholder value. The merger will enable York's stockholders to realize a premium over recent market prices for shares of York common stock. Based upon a cash merger consideration of $10.00 per share, the consideration to York stockholders represents a premium of 28.5%, 73.6%, 77.8%, 150.0% and 185.0% over the average York closing prices for the 10-day period, 30-day period, 60-day period, 90-day period and 180-day period, respectively, preceding May 24, 2001. In addition, the York board of directors evaluated other alternatives and concluded that none of these alternatives would likely result in stockholders receiving greater value for their York shares.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: It is anticipated that the merger will be completed no sooner than November 27, 2001 and no later than December 31, 2001. This period may be extended by York until five (5) days after the earlier of the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

Q:       WHO CAN VOTE AT THE SPECIAL MEETING?

A: Holders of common stock of York at the close of business on June 20, 2001, may vote at the Special Meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Your broker will contact you regarding the procedures necessary to vote your shares. Please follow these procedures carefully and instruct your broker as to how you would like your shares voted at the Special Meeting. If you do not instruct your broker how to vote, your broker will not be able to vote your shares. Your broker's failure to vote your shares will have the same effect as a vote against adoption of the merger agreement.

Q:       WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A: The merger agreement must be adopted by the holders of a majority of the outstanding shares of common stock of York.

Q:       IF I FAIL TO VOTE, WILL MY FAILURE TO VOTE HAVE ANY EFFECT ON THE
         OUTCOME?

A: Yes. If you do not vote (i.e., if you do not send in a proxy card, instruct your broker on how to vote your shares, or vote in person at the Special Meeting), or if you abstain from voting, this action will have the same effect as a vote against adoption of the merger agreement.

Q: WILL MATTHEWS BE CONSIDERED AN "ACQUIRING PERSON" UNDER THE SHAREHOLDER RIGHTS AGREEMENT DATED SEPTEMBER 28, 2000 BETWEEN YORK AND COMPUTERSHARE INVESTOR SERVICES, LLC (THE "YORK RIGHTS AGREEMENT")?

A: No. York has taken and will continue to take all necessary action to ensure that none of the transactions contemplated in the merger agreement will cause Matthews, Empire or any of Matthews' affiliates or associates to become an Acquiring Person under the York Rights Agreement or otherwise affect in any way the rights under the York Rights Agreement, including causing the rights described in the York Rights Agreement to separate from the underlying shares or by giving such holders the rights to acquire securities of York. All York preferred stock purchase rights remain outstanding and when this document refers to York common stock, that term includes any associated York preferred stock purchase rights described in the York Rights Agreement.

Q:       WHAT WILL HAPPEN TO THE MEMBERS OF YORK'S MANAGEMENT?

A: It is anticipated that all of the present members of York's executive management team will continue as officers and employees of York in their present capacities.

Q: HAVE ANY PARTIES INVOLVED IN THE MERGER MADE A DETERMINATION AS TO THE FAIRNESS OF THE TRANSACTION TO STOCKHOLDERS?

A. Yes. The York board of directors has reviewed various factors pertaining to the transaction and, based on its review, believes that the merger is fair to stockholders of York. In addition, York's financial advisor considered York's alternatives and the fairness of the transaction and determined that the merger consideration was fair to York stockholders from a financial point of view.

Q:       WHAT DO I NEED TO DO NOW?

A: If you are a record owner of common stock of York, you need only complete, sign and mail your proxy card in the enclosed return addressed, postage-paid envelope as soon as possible so that your shares may be represented at the Special Meeting. If your shares are held in street name, you need only complete the instructions that your broker will send to you.

Q:       WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

A: You may change your vote by revoking your proxy at any time before the shares represented by your proxy are voted at the Special Meeting. You may do so in one of three ways:

         o by completing and delivering a new, subsequently dated proxy card to York;

         o by sending York (to the attention of Cristen L. Cline, Corporate Secretary) a written notice stating that you would like to revoke your proxy; or

         o by attending the Special Meeting and asking to vote in person (your presence at the Special Meeting will not by itself revoke your proxy).

Q:       WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A: Yes. Under Delaware law, stockholders of York may be entitled to appraisal rights. If a stockholder does not vote in favor of the merger and meets all of the other requirements under Delaware law regarding appraisal rights (these requirements are summarized in this Proxy Statement under "The Merger -- Appraisal Rights under Delaware Law" and a copy of the relevant statutory provisions is set forth in Annex C), he or she will receive the "fair value" of his or her York common stock as determined by a court. The court may determine that the fair value is greater than, equal to, or less than the amount stockholders will receive if the merger is completed.

Q:       HOW WILL I GET PAID FOR MY COMMON STOCK OF YORK?

A: If the merger agreement is approved and adopted by stockholders and the merger is completed, you will receive instructions in the mail explaining how to exchange your stock certificates for cash.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions explaining how to exchange your stock certificates for cash.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YORK STOCKHOLDERS?

A: If the merger is completed, the payment of cash for shares of stock will be taxable to York stockholders. Stockholders will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of their shares and the amount of cash they receive in the merger. All stockholders should consult their tax advisor for a full understanding of the tax consequences of the merger.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

         If you have additional questions about the merger or would like additional copies of this Proxy Statement or proxy card, please contact:

                                         Cristen L. Cline, Corporate Secretary
                                         8554 Katy Freeway, Suite 200
                                         Houston, Texas 77024
                                         (800) 223-4964

                            SUMMARY TERM SHEET

         This summary term sheet highlights selected information from this Proxy Statement and does not contain all of the information that is important to you. To understand the proposal fully and for a more complete description of the terms of the merger, you should read this entire document carefully, including the documents to which you have been referred and the Annexes. We have included page references to the Proxy Statement parenthetically to direct you to a more complete description of each topic presented in this summary. The merger agreement is attached as Annex A to this Proxy Statement. We encourage you to read the entire agreement carefully because it is the legal document that governs the transaction. In addition, you may obtain information about Matthews and York from documents that Matthews and York have filed with the Securities and Exchange Commission.

o        THE COMPANIES (PAGE 36)

         York, a Delaware corporation, is one of the leading casket and casket component manufacturers in the United States. Since December 31, 2000, York has sold its metal vault manufacturing operations, its commemorative products business and most of its casket distribution operations.

         Matthews, a Pennsylvania corporation, is a designer, manufacturer and marketer of custom-made products which are used to identify people, places, products and events. Matthews' products and operations are comprised of three business segments: Bronze, Graphics Imaging and Marking Products.

         Empire is a Delaware corporation organized solely for the purpose of effecting Matthews's acquisition of York through the merger. It is a wholly-owned subsidiary of Matthews.

o        THE SPECIAL MEETING (PAGE 10)

         The Special Meeting will be held at West Memorial Business Park Conference Center, 8584 Katy Freeway, 1st Floor, Houston, Texas 77024, at 9:00 a.m., local time, on Thursday, August 9, 2001. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement.

o        REASONS FOR THE MERGER (PAGE 16)

         The merger presents the best opportunity to maximize York's stockholder value. The merger will enable York stockholders to realize a premium over recent market prices for shares of York common stock. In addition, the York board of directors evaluated other alternatives to the merger and concluded that none of these alternatives would likely result in stockholders receiving greater value for their York shares.

o        RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE 16)

         The York board of directors believes the merger is in the best interest of stockholders and believes the merger is fair to stockholders of York. The York board of directors has unanimously approved the merger agreement and unanimously recommends that stockholders vote "FOR" adoption of the merger agreement.

o        EFFECTS OF THE MERGER; MERGER CONSIDERATION (PAGE 18)

         Upon consummation of the merger:

         o Empire will be merged into York, with York, the surviving corporation, continuing as a subsidiary of Matthews.

         o each share of York common stock issued and outstanding at the effective time of the merger, except shares held by stockholders who properly exercise their appraisal rights under Delaware law and shares held by Matthews or any wholly-owned subsidiary or affiliate of Matthews (which shares will be cancelled), will be converted into the right to receive between $10.00 and $11.00 in cash, without interest. The actual merger consideration will be determined by a formula described in this Proxy Statement under "The Merger--Effects of the Merger; Merger Consideration." The formula will be applied after October 31, 2001, and the actual merger consideration will be determined by the parties and then announced publicly. No further stockholder action will be taken after the formula is calculated and the actual merger consideration is determined.

         o each share of common stock of Empire issued and outstanding at the effective time of the merger will be converted into and exchanged for one share of common stock of York.

o        OPINION OF YORK'S FINANCIAL ADVISOR (PAGE 19)

         York's financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), delivered its opinion as of May 23, 2001 (the date that the merger agreement was approved by the York board of directors) that the per share consideration (between $10.00 and $11.00 per share) is fair to York stockholders from a financial point of view. The full text of Houlihan Lokey's written opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement. You should read this opinion in its entirety. The York board of directors does not plan to obtain an update to this opinion.

o        RECORD DATE AND VOTING (PAGE 10)

         Holders of York shares are entitled to receive notice and to vote at the Special Meeting if they owned the shares as of the close of business on the record date of June 20, 2001. On the record date, 8,940,950 shares of common stock were outstanding and entitled to vote at the Special Meeting. Stockholders will have one vote for each share of common stock of York they owned on the record date.

         The presence in person or by proxy of the holders of shares representing a majority of the outstanding shares of York common stock is necessary for a quorum to be present at the Special Meeting. Abstentions and broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum at the Special Meeting.

o        STOCKHOLDER VOTE REQUIRED (PAGE 12)

         The affirmative vote of the holders of a majority of the outstanding shares of York common stock as of the record date is required to adopt the merger agreement.

o        APPRAISAL RIGHTS (PAGE 25)

         Holders of York shares are entitled to appraisal rights under Delaware law. If a stockholder properly exercises his or her appraisal rights, the stockholder will be entitled to a judicial determination of the fair value of his or her shares of York common stock. The stockholder will then receive from the surviving corporation payment of the fair value in cash, together with a fair rate of interest, if any, as determined by the court. The court may determine that the fair value is greater than, equal to or less than the amount stockholders will receive if the merger is completed. In that case, the stockholder will not receive payment for his or her shares as described in this Proxy Statement. In order to exercise appraisal rights, the stockholder must (1) not vote in favor of the adoption of the merger agreement, (2) make a written demand for appraisal to York prior to the taking of the vote on the adoption of the merger agreement, (3) hold shares of York common stock on the date of making the written demand for appraisal, and (4) otherwise comply fully with Section 262 of the Delaware General Corporation Law. If you wish to exercise your appraisal rights, you must mail or deliver the written demand for appraisal to The York Group, Inc. at 8554 Katy Freeway, Suite 200, Houston, Texas 77024,
Attention: Cristen L. Cline, Corporate Secretary.

o        INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 24)

         The executive officers and directors of York have interests that are different from, or in addition to, the interests of the stockholders of York.

         York maintains change of control agreements with certain of its executive officers. The agreements provide that in the event of a change of control of York, if the executive is terminated without good cause (as defined in the agreements) or he or she voluntarily terminates employment for good reason (as defined in the agreements) within one year of the change of control, he or she will be entitled to (1) a lump-sum payment equal to a multiple of his or her base salary in the year immediately preceding the termination, and (2) continuation of health care and life insurance benefits for one year following the termination. The merger will constitute a change of control of York for purposes of the agreements.

o        CONDITIONS TO THE MERGER (PAGE 32)

         The merger will be completed only if a number of conditions are either met or (where permitted) waived by the parties, including the following:

         o stockholders holding a majority of the outstanding common stock of York have voted in favor of adopting the merger agreement;

         o the waiting period applicable to the completion of the merger under the HSR Act has expired or been terminated and any other regulatory approvals have been received; and

         o no temporary restraining order, injunction, or other order or restraint prohibits the merger.

         In addition, either York or Matthews has the right to withdraw from the merger unless the following conditions are met or (where permitted) waived by it:

         o the other party's representations and warranties are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger; and

         o the other party has performed in all material respects each obligation and agreement set forth in the merger agreement and has complied in all material respects with each covenant required to be performed or complied with by it under the merger agreement.

o        REGULATORY MATTERS (PAGE 24)

         York and Matthews have each committed to use its reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals.

         The HSR Act prohibits York and Matthews from completing the merger until they have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and all required waiting periods have expired.

         A notice is expected to be filed under the HSR Act with the Federal Trade Commission and the Department of Justice in the first week of September. In addition, York expects to make all other filings required under other antitrust or competition laws or by other antitrust authorities. The Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state and country where either York or Matthews has operations may also review the merger under such jurisdiction's antitrust laws.

o        TERMINATION OF THE MERGER AGREEMENT (PAGE 33)

         York and Matthews may mutually agree in writing to terminate the merger agreement at any time before or after stockholder approval. In addition, either York or Matthews may terminate the merger agreement if:

         o        the merger has not been consummated by December 31, 2001;
                  provided, however, this date may be extended by York until five (5) days after the earlier of the expiration or termination of any applicable waiting period under the HSR Act;

         o a court of competent jurisdiction or other governmental entity has taken action to permanently restrain, enjoin or otherwise prohibit the merger;

         o the stockholders of York do not adopt the merger agreement at the Special Meeting; or

         o the York board of directors has determined to recommend a proposal for a merger, consolidation, share exchange, business combination or other similar transaction other than the transactions contemplated by the merger agreement ("takeover proposal") to its stockholders and to enter into a binding written agreement concerning such takeover proposal after determining that such proposal is superior to the merger.

         In addition, York may terminate the merger agreement if:

         o a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Matthews set forth in the merger agreement has occurred which remains uncured for a period of ten (10) business days after the notice of such breach or failure; or

         o York's earnings before interest, taxes, depreciation and amortization, which is commonly called "EBITDA," (subject to certain adjustments set forth in the merger agreement) for the nine months ended September 30, 2001 equals at least $9.0 million (the "Threshold EBITDA") and the York Equity Value (as defined in the merger agreement) is greater than $11.00 per share.

         In addition, Matthews may terminate the merger agreement if:

         o the York board of directors has not recommended or has withdrawn its recommendation of the merger agreement and the merger (other than due to its recommendation of a superior takeover proposal);

         o a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of York set forth in the merger agreement has occurred which remains uncured for a period of ten (10) business days after the notice of such breach or failure; or

         o        the Threshold EBITDA is not achieved.

o        EXPENSES AND TERMINATION FEE  (PAGE 33)

         York and Matthews will share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of this Proxy Statement. Those fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses whether or not the merger is completed.

         Matthews is required to pay a termination fee of $6 million to York if the merger agreement is terminated by either Matthews or York under certain circumstances. York is required to pay a termination fee of $6 million to Matthews if the merger agreement is terminated by either York or Matthews under certain circumstances. See "The Merger Agreement -- Termination, Termination Fees, Amendment and Waiver."

o        FEDERAL INCOME TAX CONSEQUENCES (PAGE 24)

         The receipt of cash by a stockholder of York pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A stockholder will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of his or her York common stock and the amount of cash received in the merger. Such gain or loss will be a capital gain or loss if the York common stock is a capital asset in the hands of the stockholder and will be a long-term capital gain or loss if the holding period exceeds one year. This tax treatment may not apply to every stockholder. Determining the actual tax consequences may be complicated, and will depend on the specific situation and variables not within York's control. All stockholders should consult their own tax advisor for a full understanding of the tax consequences of the merger to them. See "The Merger -- Federal Income Tax Consequences."

                           FORWARD-LOOKING STATEMENTS

         The statements contained in this Proxy Statement and in the documents that have been incorporated into this Proxy Statement by reference include forward-looking statements about York. These forward-looking statements are subject to risks and uncertainties and should be read with the cautionary statements included in this document. Forward-looking statements include, by way of example and without limitation, statements concerning plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements which are other than statements of historical facts, and information concerning future results of the operations of York and the surviving company after the effective time of the merger. Forward-looking statements are set forth, among other places, under "Questions and Answers About the Merger," "Summary Term Sheet," "Background of the Merger," "Purpose and Reasons for the Merger," "Recommendation of the Board of Directors," and "Opinion of York's Financial Advisor." Forward-looking statements may be identified, preceded by, followed by or otherwise include, without limitation, words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. York's expectations, beliefs and projections are expressed in good faith and are believed by York to have a reasonable basis including, without limitation, management's examination of historical operating trends, data contained in York's records and other data available from third parties. There can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished.

         In addition to the factors discussed elsewhere in this Proxy Statement, factors that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in York's filings with the Securities and Exchange Commission. See "Where You Can Find More Information."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated financial data for York and its subsidiaries as of the dates indicated, reflecting the commemorative products segment which was sold in May 2001 as discontinued operations for the three months ended March 31, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998. The selected consolidated financial data presented below for the years ended December 31, 1997 and 1996 are York's historical financial data since York acquired the commemorative products business in 1998. The selected consolidated income statement data for the three months ended March 31, 2001, are not necessarily indicative of the results to be expected for any other interim period or for the full year. The data set forth below is qualified in its entirety by, and should be read in conjunction with, York's consolidated financial statements and related notes thereto included in its annual report on Form 10-K for the year ended December 31, 2000, quarterly report on Form 10-Q for the three months ended March 31, 2001, and current report on Form 8-K filed June 8, 2001, as amended by Form 8-K/A filed on June 29, 2001.


                                               Three Months
                                              Ended March 31                   Year Ended December 31
                                            ------------------ ------------------------------------------------------
                                             2001      2000      2000       1999       1998       1997       1996
                                            -------- --------- ---------- ---------- ---------- ---------- ----------
INCOME STATEMENT DATA:
Net sales                                   $42,379   $43,998   $150,783   $153,768   $192,399   $178,690   $149,178
Cost of goods sold                           29,807    30,800    112,026    111,118    143,076    130,144    116,408
                                            -------   -------  ---------   --------   --------   --------   --------
Gross profit                                 12,572    13,198     38,757     42,650     49,323     48,546     32,770
                                            -------   -------  ---------   --------   --------   --------   --------
Other operating expenses                      7,955     9,080     37,107     33,030     33,254     28,439     13,359
Plant closure and restructuring charges          --        --     14,726         --         --         --         --
                                            -------   -------  ---------   --------   --------   --------   --------
Operating income (loss)                       4,617     4,118   (13,076)      9,620     16,069     20,107     19,411
Other income                                     --        --      2,510        610        402         --         --
Interest expense, net                       (1,939)   (1,786)    (7,457)    (6,523)    (4,717)      (650)      (983)
                                            -------   -------  ---------   --------   --------   --------   --------
Income (loss) from continuing operations
   before income taxes                        2,678     2,332   (18,023)      3,707     11,754     19,457     18,428
Income tax (benefit) provision                1,059       911    (4,878)      1,512      4,725      7,394      6,907
                                            -------   -------  ---------   --------   --------   --------   --------
Income (loss) from continuing operations      1,619     1,421   (13,145)      2,195      7,029     12,063     11,521
Income from discontinued operations           1,024       286      1,495      5,118      3,761         --         --
Extraordinary item, net of tax                   --        --         --        --         --          --      (736)
                                            -------   -------  ---------   --------   --------   --------   --------
Net income (loss)                           $ 2,643   $ 1,707  ($11,650)     $7,313    $10,790    $12,063    $10,785
                                            =======   =======  =========    =======   ========   ========   ========

EARNINGS PER SHARE:
------------------
BASIC:
Income (loss) from continuing operations     $ 0.18    $ 0.16    ($1.47)      $0.25      $0.79      $1.38      $1.53
Discontinued operations, net of tax          $ 0.12    $ 0.03      $0.17      $0.57      $0.42         --         --
Extraordinary item, net of tax                   --        --         --         --         --         --    ($0.10)
Net income (loss)                            $ 0.30    $.0.19    ($1.30)      $0.82      $1.21      $1.38      $1.43

DILUTED:
Income (loss) from continuing operations     $ 0.18    $ 0.16    ($1.47)      $0.24      $0.77      $1.34      $1.46
Discontinued operations, net of tax          $ 0.12    $ 0.03      $0.17      $0.57      $0.42         --         --
Extraordinary item, net of tax                   --        --         --         --         --         --    ($0.09)
Net income (loss)                            $ 0.30    $ 0.19    ($1.30)      $0.81      $1.19      $1.34      $1.37

SHARES USED IN COMPUTING EARNINGS PER SHARE:
-------------------------------------------
BASIC                                         8,940     8,937      8,941      8,937      8,922      8,712      7,518
DILUTED                                       8,947     9,028      8,941      9,028      9,085      8,979      7,874


                              YORK SPECIAL MEETING

PURPOSE OF THE YORK SPECIAL MEETING

         At the Special Meeting, stockholders of York will be asked to consider and vote upon a proposal to adopt the merger agreement.

         THE YORK BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. For additional information, see "The Merger -- Background of the Merger," "-- Purpose and Reasons for the Merger" and "-- Recommendation of the Board of Directors."

RECORD DATE AND VOTING

         The York board of directors has fixed the close of business on June 20, 2001 as the record date ("Record Date") for determining holders entitled to notice of and to vote at the Special Meeting and any adjournment of the Special Meeting.

         On the Record Date, 8,940,950 shares of common stock, held by approximately 179 record owners, were outstanding and entitled to vote. Each share of York common stock is entitled to one vote, exercisable in person or by properly executed proxy.

         Only stockholders of record at the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. If your shares are held in "street name," meaning that your shares are held not in your name but in the name of a broker (or other nominee), you will receive instructions from your broker explaining what you must do in order for your broker to be able to vote your shares. Please follow these instructions carefully to ensure that your shares will be voted at the Special Meeting. If you do not provide instructions to your broker, your broker will not be able to vote your shares (your broker's inability to vote is referred to as a "broker non-vote").

PROXIES AND REVOCATION OF PROXIES

         Because many stockholders will not be able to attend the Special Meeting, the York board of directors is soliciting proxies to give each stockholder an opportunity to vote on the proposal to adopt the merger agreement. The York board of directors urges you to:

         o        read the material in this Proxy Statement carefully;

         o vote on the proposal to adopt the merger agreement by marking the appropriate box on the accompanying proxy card or completing the instructions sent to you by your broker (or other nominee); and

         o sign, date and return the proxy card in the enclosed postage-paid envelope.

         The proxy card has separate boxes allowing you to vote for or against adoption of the merger agreement, as well as abstaining from such vote. The proxy card should be completed. All properly executed proxy cards received and not properly and timely revoked will be voted in accordance with the instructions. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. The York board of directors is not aware of any other matters that may come before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy card intend to vote the proxy in accordance with their judgment on such matters.

         You may revoke your proxy at any time before the shares represented by the proxy are voted at the Special Meeting. You may do so in one of three ways:

         o by completing and delivering a new, subsequently dated proxy card to York;

         o by sending York a written notice stating that you would like to revoke your proxy (all such notices should be sent to The York Group, Inc., 8554 Katy Freeway, Suite 200, Houston, Texas 77024, Attention: Cristen L. Cline, Corporate Secretary); or

         o by attending the Special Meeting and asking to vote in person (your presence at the Special Meeting will not by itself revoke your proxy).

         If a quorum is not present at the Special Meeting, or if it appears that the merger agreement will not be adopted by stockholders at the Special Meeting, then a majority of the shares of common stock present in person or by proxy at the Special Meeting may adjourn the Special Meeting in order to give the York board of directors time to solicit additional proxies or votes for the adoption of the merger agreement. In such case, the proxy holders intend to vote in favor of adjourning the Special Meeting. At any reconvening of the Special Meeting, all proxies, except those that have been revoked or withdrawn, will be voted in the same manner in which they would have been voted at the original convening of the Special Meeting.

         Votes represented in person or by proxy at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, these shares will not be considered as present and entitled to vote with regard to that matter.

QUORUM

         The presence in person or by proxy of holders representing a majority of the issued and outstanding shares of York common stock is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum at the Special Meeting.

SOLICITATION OF PROXIES

         York and Matthews will share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of this document (including any related preliminary materials.) York will bear all other costs of soliciting proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone. York will reimburse banks, brokers, and other nominees for any out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of York's common stock. If follow-up requests for proxies are necessary, York may employ other persons to make these requests.

APPRAISAL RIGHTS

         Stockholders who do not vote in favor of adoption of the merger agreement and who otherwise comply with the requirements of the Delaware General Corporation Law concerning appraisal rights will be entitled to appraisal rights. Stockholders who vote in favor of adoption of the merger agreement will have waived their appraisal rights. For more information, see "The Merger -- Appraisal Rights Under Delaware Law."

STOCK CERTIFICATES

         Please do not include your stock certificates with your proxy card. If the merger agreement is adopted by stockholders and the merger is completed, you will receive instructions explaining how to surrender your stock certificates. Prior to the effective time of the merger, Matthews will deposit with a company responsible for exchanging stock certificates for cash, called the "exchange agent," an amount of cash equal to the aggregate merger consideration. The exchange agent will act as paying agent for the benefit of the holders of certificates of York common stock in exchange for the merger consideration. Each holder of York common stock who surrenders his or her York shares to the exchange agent will be entitled to receive a cash payment upon acceptance of the shares by the exchange agent.

         As soon as practicable after the effective time of the merger, a letter of transmittal will be mailed by the exchange agent to York stockholders. The letter of transmittal will contain instructions for surrendering the certificates of York common stock. York stockholders should not send stock certificates to York or the exchange agent until the letter of transmittal is received. If a certificate for York common stock has been lost, stolen or destroyed, the person claiming the loss, theft or destruction of his or her certificate, will have to execute an affidavit and may have to post a bond, if required by Matthews and the exchange agent, prior to the payment of cash representing the merger consideration.

         Twelve months following the effective time of the merger, the exchange agent will deliver to Matthews any funds, certificates, and other documents, not claimed by former York stockholders. Thereafter, the payment obligation for any certificate representing York common stock which has not been satisfied will become the responsibility of Matthews. If certificates for York common stock are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental agency, the unclaimed amounts will become the property of Matthews to the extent permitted by applicable law, free and clear of all claims or interest of any person previously entitled to such property. None of Matthews, the exchange agent nor the surviving corporation will be liable to any former holder of York common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of common stock that are outstanding as of the close of business on June 20, 2001 (the Record Date) is required to adopt the merger agreement. BECAUSE A FIXED NUMBER OF AFFIRMATIVE VOTES IS REQUIRED TO ADOPT THE MERGER AGREEMENT (EQUAL TO A MAJORITY OF SHARES OF COMMON STOCK OUTSTANDING ON THE RECORD DATE), THE FAILURE TO RETURN A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING, AS WELL AS ABSTENTIONS AND BROKER NON-VOTES, WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

         THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF YORK. ACCORDINGLY, YORK STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED RETURN ADDRESSED, POSTAGE-PAID ENVELOPE.

                                   THE MERGER

BACKGROUND OF THE MERGER

         In September 1999 in Kansas City, executives of York and Wilbert, Inc. met to discuss possible business opportunities and strategic alliances. Wilbert is a privately-held Illinois corporation that has an established network of independently owned licensees which are granted the right to manufacture and sell Wilbert burial vaults and to whom Wilbert supplies burial vault forms, liners and other related products. Wilbert also manufactures a variety of vacuum-molded plastic products, adhesives, coatings and other similar products. In October 1999, York representatives received from Curtis J. Zamec, president and chief executive officer of Wilbert, financial and other information regarding Wilbert.

         Discussions between Wilbert and York representatives continued through October and November 1999 in Chicago and Kansas City concerning potential joint business opportunities between the companies. These discussions included a review of York's financial forecasts and other financial information. In January 2000, Wilbert representatives (board of directors members Mr. Zamec, Terry G. Christenberry, and Joseph U. Suhor III) met with York representatives (board of directors members Robert T. Rakich, Roger W. Sevedge, Kirk P. Pendleton, Alan H. Elder, H. Joe Trulove and Bill W. Wilcock, then president and chief executive officer) to discuss operational issues and a possible business combination.

         In February 2000, a mutual confidentiality agreement was executed between York and Wilbert and non-public financial information was exchanged. On March 24, 2000, representatives of York and Wilbert discussed the financial information and the potential weighting of shares in any proposed business combination. Mr. Christenberry then sent Mr. Rakich correspondence concerning hypothetical weightings for a business combination. These weightings made it clear that Wilbert and its stockholders required a larger interest than York and its stockholders in any combined business. On March 27, 2000, Mr. Rakich reported this information to the York board of directors and proposed to discuss these matters in full at York's regularly scheduled board of directors meeting on May 17, 2000. On May 28, 2000, York informed Wilbert that York wished to postpone any further discussions due to York's ongoing efforts to refinance its existing debt.

         In May 2000, York and its lenders entered into a waiver and forbearance agreement, and York received certain financial covenant waivers pursuant to its amended and restated credit agreement. York's total debt at the time was $72.0 million. York's management then undertook a comprehensive review of alternatives to reduce and refinance its debt.

         From the end of May 2000 through June 2000, Mr. Zamec telephoned Mr. Elder several times seeking a private meeting regarding Mr. Elder's support of a business combination and a potential purchase of Mr. Elder's shares of York common stock by Wilbert. On June 20, 2000, Mr. Elder met with Mr. Zamec in Philadelphia, at which time Mr. Elder informed Mr. Zamec that he would not discuss the matter further with Mr. Zamec.

         On September 18, 2000, Wilbert filed a Schedule 13D reporting ownership of 9.9% of York's outstanding common stock. On September 20, 2000, Thomas J. Crawford, York's new chief executive officer, spoke by telephone with Mr. Zamec concerning Wilbert's acquisition of York shares. Mr. Crawford and Mr. Zamec agreed to meet in person at the annual National Funeral Directors Association convention in early October. On September 21, 2000, Wilbert amended its Schedule 13D reporting ownership of 11.3% of York's outstanding common stock.

         On September 27, 2000, the York board of directors approved and adopted the York Rights Agreement pursuant to which rights to acquire York common stock would be triggered when a person or entity acquired 15% or more of York's outstanding common stock. On October 2, 2000, Wilbert formally requested that the York board of directors reverse its action in adopting the York Rights Agreement, approve Wilbert under Section 203 of the Delaware General Corporation Law and permit Wilbert to continue to make purchases of shares of York common stock. Wilbert also amended its Schedule 13D reporting an increased ownership of 11.8% of York's outstanding common stock. Mr. Crawford informed Mr. Zamec by telephone that York would not reverse its actions in adopting the York Rights Agreement or approve Wilbert under Section 203 of the Delaware General Corporation Law.

         In September 2000, York again entered into a waiver and forbearance agreement with its lenders and received certain covenant waivers under its amended and restated credit agreement through December 2000. York's total debt at the time was $67.6 million. York management continued its focus on reducing and refinancing its debt.

         On October 8, 2000, Mr. Zamec and Mr. Crawford met at the National Funeral Directors Association convention. On October 24, 2000, Wilbert amended its Schedule 13D reporting ownership of 13.2% of York's outstanding common stock. On November 10, 2000, Messrs. Zamec, Christenberry, Crawford and Pendleton met in Philadelphia to discuss the general state of the death care industry, recent industry trends and challenges, various structures under which Wilbert's and York's stockholders might benefit from a full or partial business combination and its potential benefits, the various product lines, sales methods and distribution channels of each respective company, and of Wilbert potentially making a loan to York. The representatives agreed to discuss these matters with their respective companies.

         On November 16, 2000, Mr. Crawford called Mr. Zamec requesting a meeting between representatives of York and Wilbert. On November 21, 2000, Messrs. Zamec, Christenberry, Suhor, Pendleton, Elder and Sevedge met in Philadelphia. During that meeting, Wilbert's representatives expressed again their interest in a combination between the two companies or a transaction in which Wilbert would make a loan to York enabling York to refinance its debt. York representatives requested the companies each designate representatives to study a potential combination and to develop a joint plan of operation which would then be followed by further discussions.

         Previously, on November 8, 2000, Wilbert requested York to produce or make available its stock ledger and any related records or documents for Wilbert's inspection. York denied that request for failure to state a proper purpose as required by applicable law. Mr. Crawford, however, in a subsequent telephone conversation with Mr. Zamec, invited Wilbert to send a second request stating a proper purpose with his indication that York would honor Wilbert's proper request. Wilbert sent a second letter, dated November 30, 2000, requesting to inspect York's stock ledger with an amended purpose to solicit proxies or consents to call a special meeting at which Wilbert would seek to replace the York board of directors, or to solicit proxies to replace the York board of directors at the next annual meeting.

         On December 1, 2000, Wilbert sent a letter to York proposing a business combination between the two companies. Such proposal contained no financial terms, but did include a proposal that the majority of the new company's board of directors would be Wilbert nominees. On December 1, 2000, Wilbert also amended its Schedule 13D reporting ownership of 14.1% of York's outstanding common stock.

         On December 8, 2000, Messrs. Pendleton and Crawford contacted David M. Kelly, chief executive officer of Matthews, by telephone regarding possible business combinations between York and Matthews. They agreed to have further discussions.

         On December 19, 2000, Mr. Crawford sent a letter to Mr. Zamec stating that the continuation of discussions with Wilbert was not in the best interests of York's stockholders, and that the York board of directors had concluded that it could best maximize stockholder value by executing its refinancing plan. Mr. Crawford noted that while Wilbert had released its proposal publicly, there still was no specific proposal that would provide value to all York stockholders.

         In late December 2000 and early January 2001, Mr. Kelly made telephone calls to Messrs. Crawford and Pendleton regarding a possible transaction between York and Matthews. On January 4, 2001, Messrs. Kelly, Crawford, Pendleton, Elder, and Edward J. Boyle, vice president, accounting and finance, treasurer and secretary of Matthews, met in Atlanta, Georgia to discuss the benefits of an acquisition of York by Matthews.

         On January 8, 2001, Wilbert and Mr. Marvin Barbee transmitted a letter to York requesting that York present certain persons as nominees for director at York's 2001 annual meeting, who, if elected, would constitute the entire York board of directors. The letter also invited York to propose certain persons in the board of director's slate of nominees.

         On January 15, 2001, York executed a waiver and forbearance agreement and consent with its lenders and received certain covenant waivers until June 2001 relating to its amended and restated credit agreement. Among other things, the forbearance agreement also established interim debt reduction targets. To achieve these targets and meet York's current management plans, York began to divest certain assets, including its casket distribution operations and metal vault manufacturing operations.

         On January 24, 2001, Messrs. Kelly, Crawford and Boyle met in Pittsburgh to further discuss a potential transaction between York and Matthews, including the process for determining the valuation of York, and a potential price for York.

         On February 7, 2001, Mr. Zamec sent a letter to Mr. Crawford proposing that Wilbert lend York $15 million in the form of a seven year debenture that would be convertible in whole or in part, at Wilbert's option, into common stock of York at a conversion price of $4.75. Repayment of the principal under the loan would not begin until the third year of the loan. Among other conditions to the proposed loan, Wilbert requested that Wilbert nominees constitute the majority of the York board of directors at the closing of the loan, as well as the majority of the directors proposed at its next annual meeting. Wilbert also asked the York board of directors to take action exempting the transaction from York's Shareholder Rights Plan and provisions of Section 203 of the Delaware General Corporation Law.

         At its February 19, 2001 meeting, the York board of directors discussed Wilbert's proposal and potential responses. At that time, they also reviewed the status of York's ongoing debt reduction activities. The York board of directors unanimously agreed that the convertible loan proposal made by Wilbert and the $4.75 per share conversion price was insufficient. At this meeting, the York board of directors also discussed a potential transaction with Matthews and a scheduled meeting between representatives from York and Matthews on February 20, 2001 in Atlanta. At this meeting, Messrs. Kelly, Crawford, Boyle and Dan Malone, vice president finance and chief financial officer of York, discussed the terms and valuation of a potential transaction between Matthews and York.

         On February 21, 2001, Mr. Crawford sent a letter to Mr. Zamec rejecting Wilbert's proposal to lend York $15 million pursuant to a convertible note and appoint a majority of the York board of directors.

         At a February 27, 2001 meeting, the York board of directors discussed a possible proxy contest by Wilbert and the potential transaction with Matthews.

         On March 2, 2001, Mr. Zamec sent a letter of intent to Mr. Crawford proposing to acquire all of the assets related to York's metal vault manufacturing operations at a purchase price of $2.2 million in cash. At a March 5, 2001 meeting, the York board of directors compared Wilbert's offer to other offers York received, which were far in excess of Wilbert's offer. This letter of intent expired on March 15, 2001 without an acceptance by York.

         On March 16, 2001, Mr. Zamec sent a letter to the York board of directors proposing a business combination transaction in which Wilbert would acquire the outstanding common stock of those York stockholders desiring to sell their stock for $6.50 per share. Wilbert also expressed its willingness to provide stock in the combined entity in exchange for York shares for those stockholders wishing to continue their ownership interest. Wilbert's proposal was conditioned upon, among other things, a due diligence investigation, the absence of a material adverse change in York's situation, and the approval of the transaction by the York board of directors.

         In Houston on March 19 and March 20, 2001, Messrs. Kelly, Crawford, Boyle and Malone met to discuss the terms of the potential acquisition of York by Matthews.

         At a March 22, 2001 special meeting, the York board of directors discussed Wilbert's March 16, 2001 correspondence and most recent Schedule 13D filing. The York board of directors agreed to retain Houlihan Lokey as its financial advisor to review York's alternatives, and discussed the ongoing merger discussions with Matthews and the possible sale of York's commemorative products segment to Matthews.

         At an April 2, 2001 special meeting of the York board of directors, Mr. Crawford updated the board on the status of the merger discussions with Matthews and the proposed sale of York's commemorative products segment to Matthews. Mr. Crawford also reviewed the March 16, 2001 correspondence from Wilbert.

         From April 9 through April 12, 2001, York's representatives met with the representatives of Matthews in Pittsburgh to discuss further the terms and conditions of a possible sale of the commemorative products segment and a potential merger of the companies.

         On April 18, 2001, the York board of directors met by telephone to discuss Wilbert's March 16, 2001 correspondence proposing the purchase of York stock from willing stockholders for $6.50 per share. At this meeting the York board of directors also discussed the status of the proposed transactions with Matthews. Later that day, the York board of directors met again by telephone and discussed the terms of the proposed merger with Matthews and the proposed sale of York's commemorative products segment to Matthews. Representatives from Houlihan Lokey attended and participated in discussions concerning transaction alternatives with Matthews and Wilbert, as well as refinancing options.

         On April 27, 2001, the York board of directors held a special meeting at which Mr. Crawford reviewed the status of merger discussions with Matthews and the proposed sale of York's commemorative products segment to Matthews. York also publicly announced on that date that it had achieved the debt reduction targets in its forbearance agreement by reducing its net debt to approximately $40 million.

         On May 1, 2001, Mr. Crawford sent a letter to Mr. Zamec rejecting Wilbert's March 16 proposal.

         On May 3, 2001, York announced the sale of its metal vault manufacturing operations, which sale was closed on May 21, 2001. York received consideration substantially in excess of the amount Wilbert had offered for the metal vault manufacturing operations, and used the sales price to further reduce its debt.

         On May 10, 2001, Mr. Zamec sent a letter to the York board of directors proposing a business combination transaction in which Wilbert would acquire all outstanding common stock of York for $7.75 per share.

         From April 27, 2001 to May 23, 2001, representatives of York and Matthews and their respective counsel continued to negotiate the terms of the sale of York's commemorative products segment to Matthews and the terms of a merger with Matthews, including the merger agreement and related agreements.

         On May 14, 2001, Mr. Zamec, Mr. Christenberry and Wilbert's legal counsel met in Houston with Mr. Crawford, Mr. Malone and York's legal counsel, to discuss Wilbert's May 10, 2001 offer to acquire the outstanding stock of York and the maximum price Wilbert would be willing to offer.

         The York board of directors held a special meeting by telephone on May 18, 2001 to review the proposed sale of the commemorative products segment to Matthews and the terms of the proposed merger with Matthews, and the results of the meeting with Wilbert representatives on May 14, 2001. On May 23, 2001, the York board of directors held a special meeting by telephone to (i) approve the sale of the commemorative products segment to Matthews, (ii) approve the terms of a merger with Matthews and (iii) receive the fairness opinion from Houlihan Lokey with respect to the merger.

         During the evening of May 23, 2001 the merger agreement was executed by York and Matthews and announced in a joint press release. The sale to Matthews of the commemorative products segment was completed on May 24, 2001.

PURPOSE AND REASONS FOR THE MERGER

         The transaction was initiated by the York board of directors as a result of its determination that a sale to a strategic buyer or financial investor represented the most viable alternative to maximize stockholder value, and the York board of directors believes that the merger presents the best opportunity to maximize stockholder value.

         The primary benefit of the merger to York stockholders is the ability of York stockholders to realize the value of their investment in York in cash at a price which represents a substantial premium to the market price for the common stock prior to the public announcement of the transaction. As a result of the merger, York stockholders will cease to have any ownership interest in York and will cease to participate in future earnings growth, if any, of York or to benefit from the increase, if any, in the value of York. In addition, each stockholder of York will recognize a taxable gain upon the completion of the merger if and to the extent the amount of cash such stockholder receives in the merger exceeds his or her tax basis in the York common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE YORK BOARD OF DIRECTORS BELIEVES THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, YORK AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         In reaching its decision to approve the merger and the merger agreement, the York board of directors consulted with its financial and legal advisors and considered a variety of factors, including the following:

         o a review of the possible alternatives to a sale of York, including the offers by Wilbert and the prospects of continuing to operate York as an independent company, the value to stockholders of such alternatives, and the timing and likelihood of achieving additional value from those alternatives, as well as the possibility that York's future performance might not lead to a stock price having a higher present value than the merger consideration;

         o a review of York's strategic goals, the capital necessary to implement those goals, the timing and likelihood of obtaining the capital necessary to implement those goals, and the possibility that the accomplishment of such goals might not lead to a stock price having a higher present value than the merger consideration;

         o a review of the offers made by Wilbert to acquire York common stock and assessing Wilbert's ability to raise capital to complete such a transaction;

         o the sale of the commemorative products segment to Matthews, which allowed York to pay down its outstanding principal balance on its amended and restated credit agreement;

         o the opinion of Houlihan Lokey, York's financial advisor, that the cash merger consideration to be received by York stockholders was fair to stockholders from a financial point of view, and the financial analyses conducted by Houlihan Lokey in reaching its opinion, as described under "-- Opinion of York's Financial Advisor";

         o the determination of the York board of directors that the merger consideration to be paid for each share of common stock of York is fair to the stockholders and that it would be in the best interests of York and its stockholders to enter into the merger agreement and related agreements; and

         o the amount of consideration offered to York stockholders, which, based upon the cash merger consideration of $10.00 per share, represents a premium of 28.5%, 73.6%, 77.8%, 150.0%, and 185.0% over the average York closing prices for the 10-day period, the 30-day period, the 60-day period, the 90-day period and the 180-day period, respectively, preceding May 24, 2001.

         The York board of directors also considered certain countervailing factors in its deliberations concerning the merger and the merger agreement, including:

         o the potential disruption to York's business that might result from undertaking the merger process;

         o the uncertainty regarding stockholders', customers' and employees' perception of the merger;

         o the contractual obligations of York, such as a no solicitation covenant, and the transaction expenses to be incurred by York prior to the completion of the merger;

         o the payments required to terminate York's contract obligations to certain officers and directors. See "--Interests of Certain Persons in the Merger";

         o the possibility that the merger may not be consummated because York is unable to meet the Threshold EBITDA financial test, or other conditions to the merger are not met by York; and

         o the required payment by York in certain circumstances of a termination fee and expenses under the merger agreement. See "The Merger Agreement--Termination, Termination Fees, Amendment and Waiver."

         The York board of directors determined that the countervailing factors did not outweigh the positive attributes of the merger.

         The foregoing discussion of the information and factors discussed by the York board of directors is not meant to be exhaustive but includes all material factors considered by the York board of directors. The York board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the merger are fair to and in the best interests of York stockholders, including its belief that the merger is fair to stockholders. Rather, the York board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the York board of directors unanimously determined that the merger agreement and the merger are advisable to and in the best interests of York stockholders and approved the merger agreement.

         THE YORK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

EFFECTS OF THE MERGER; MERGER CONSIDERATION

         The merger agreement provides for the merger of Empire into York, with York surviving the merger as a subsidiary of Matthews. Each share of common stock of York issued and outstanding at the effective time of the merger, except shares held by stockholders who properly exercise their appraisal rights under Delaware law and shares held by Matthews or by any wholly-owned subsidiary or affiliate of Matthews (which will be cancelled), will be converted into the right to receive (1) $10.00 in cash, without interest, plus (2) the Excess Cash Increment (as defined below). The merger agreement provides that the per share merger consideration will not be less than $10.00 nor more than $11.00. The calculation of the Excess Cash Increment will be made after October 31, 2001, and the amount per share above $10.00, if any, to be received by York stockholders will then be announced by press release and included in a current report on Form 8-K to be filed by York. No further stockholder vote will be taken at that time and the parties will proceed under the merger agreement to attempt to close the merger.

         The capitalized terms that are set forth in the definitions below but are not defined therein are defined in the merger agreement. Please refer to the merger agreement for the complete definitions.

         Excess Cash Increment = A - ($6.9 MILLION + B + C + D + E + F + G) + (H + I)
                                 ----------------------------------------------------
                                                  Outstanding Shares


         The merger agreement provides that the Excess Cash Increment shall not be less than zero.

         "A" is "York Cash." "York Cash" means the total cash and Cash Equivalents of York and its Subsidiaries at October 31, 2001, plus the Selected Property Value. In general, "Selected Property Value" is a percentage of the appraised value of specified properties that York currently has for sale.

         "B" is "Present Value Environmental Remediation Costs." "Present Value Environmental Remediation Costs" means the present value cost (discounted at 7.5%) of the Environmental Remediation Costs that are not paid on or before October 31, 2001. In general, "Environmental Remediation Costs" are the costs to clean up certain environmental conditions at specified properties.

         "C" is the premium not otherwise paid by York on or before October 31, 2001 for cost cap coverage from AIG or a similarly rated insurance company for each facility having an environmental remediation probable-cost estimate exceeding $100,000 so that the parties may protect against actual costs of remediation at such facility exceeding the amount of the Environmental Remediation Costs applicable to such facility.

         "D" is the legal, accounting, environmental consulting and investment banking fees and expenses incurred or accrued and not paid by York and its subsidiaries on or before October 31, 2001 in connection with the merger agreement and completing the merger, or are reasonably anticipated by York to be incurred by York prior to the completion of the merger.

         "E" is the costs of settling, cashing out or causing to be cancelled all York Stock Options not exercised on or before October 31, 2001 and Deferred Stock less, in the case of York Stock Options, any exercise price to be paid to York by the optionee.

         "F" is the amount by which Adjusted Working Capital is greater that $13.2 million or less than $10.2 million on October 31, 2001. If Adjusted Working Capital as of October 31, 2001 is greater than $13.2 million, the excess amount shall be a negative number and have the effect of increasing the Excess Cash Increment, but if the

Adjusted Working Capital as of October 31, 2001 is less than $10.2 million, the deficiency shall be a positive number and have the effect of decreasing the Excess Cash Increment.

         "G" is all funded indebtedness, and any capitalized lease obligations first incurred after the date of the merger agreement, of York and its subsidiaries on October 31, 2001.

         "H" is any cash paid for severance, retention, transition or integration costs to the extent that York and Matthews agree to the same in writing.

         "I" is any indemnity to which York would be entitled under the Asset Purchase Agreement among Matthews, Empire Stock Corp., York, York Bronze Company and OMC Industries, Inc., the Stock Purchase Agreement by and between Matthews, Empire Stock Corp. and York dated concurrently with the merger agreement and any other document related thereto, but which has not been paid due to the deductible basket amounts provided for in those agreements or for any other reason.

         "Outstanding Shares" shall mean the total number of shares of York common stock outstanding on October 31, 2001.

         Immediately prior to the completion of the merger, York will settle, cash out or cause to be cancelled all options to purchase shares of York common stock ("York Stock Options") and any shares of common stock that have been deferred ("Deferred Stock") pursuant to the York Non-Employee Director Cash and Equity Compensation Plan (the "Director Deferral Plan"), such that all York Stock Options and rights to Deferred Stock are terminated prior to the completion of the merger. Matthews will not be required to pay for, as part of the merger consideration, any Deferred Stock, and any York Stock Options that are not vested and exercised prior to October 31, 2001.

         Each share of common stock of Empire issued and outstanding at the effective time of the merger will be converted into and exchanged for one share of stock of York. As a result of the merger, Matthews will own all of the issued and outstanding capital stock of York.

         The merger will be effective upon the filing of a Certificate of Merger with the Delaware Secretary of State. The filing of the Certificate of Merger is expected to occur promptly after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived. See "The Merger Agreement--Conditions to the Merger." The merger will have the effect set forth under Delaware law. More specifically, at the effective time of the merger, all of the property, rights, privileges, powers and franchises of York and Empire will be vested in the surviving corporation, and all of the debts, liabilities and duties of York and Empire will become the debts, liabilities and duties of the surviving corporation.

         The directors of Empire immediately prior to the effective time of the merger will be the directors of the surviving corporation and will serve until their respective successors are duly elected. The officers of Empire immediately prior to the effective time of the merger will be the officers of the surviving corporation and will serve until their respective successors are duly elected. The certificate of incorporation and bylaws of Empire will be the certificate of incorporation and bylaws of the surviving corporation until duly amended in accordance with applicable law. However, the certificate of incorporation will be amended so that the name of the surviving corporation will be "The York Group, Inc."

         If the merger is consummated, York will no longer be required to file periodic reports under the Securities Exchange Act of 1934, including annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements and other non-periodic reports such as Forms 8-K.

OPINION OF YORK'S FINANCIAL ADVISOR

         Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has delivered its opinion dated May 23, 2001 to the York board of directors to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid by Matthews in connection with the merger is fair to the stockholders of York from a financial point of view. The full text of Houlihan Lokey's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Houlihan Lokey, has been attached as Annex B to this document. Houlihan Lokey's opinion is directed only to the fairness, from a financial point of view, of the consideration to be paid by Matthews in connection with the merger, and is not intended to constitute, and does not constitute, a recommendation as to how a stockholder should vote with respect to the approval of the adoption of the merger agreement. You are urged to read this opinion carefully in its entirety.

         The York board of directors retained Houlihan Lokey pursuant to an engagement letter dated April 5, 2001 to render an opinion as to the fairness to the stockholders of York, from a financial point of view, of the consideration to be received by them in connection with the merger. Houlihan Lokey is a nationally recognized investment banking firm, and was selected by the York board of directors based on Houlihan Lokey's reputation and experience in investment banking in general and its recognized expertise in the valuation of assets and businesses entities. On May 23, 2001, at a meeting of the York board of directors, Houlihan Lokey delivered to the York board of directors its written opinion, attached hereto as Annex B, that the consideration to be paid for the transaction is fair to the stockholders of York from a financial point of view.

         The opinion of Houlihan Lokey does not address York's underlying business decision to effect the merger. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of York. Furthermore, at the request of the York board of directors, Houlihan Lokey has not negotiated the terms of the merger on York's behalf.

         Houlihan Lokey considered the following background factors in preparing the fairness opinion. Houlihan Lokey did not specifically weigh each factor considered, and some factors did not impact its determination of the fairness of the merger.

         Although Houlihan Lokey ultimately based its opinion on the economic analysis of the merger, it did, however, consider the following general background factors:

         o        there are few other logical strategic buyers of the assets;

         o the industry in general is not subject to high growth rates or extreme cyclicality; and

         o largely unsuccessful consolidation, roll-up, and expansion schemes reshaped the industry during the 1990s.

         In connection with its fairness opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

         o reviewed York's annual reports to stockholders and on Form 10-K for the fiscal years ended December 31, 1995 through 2000, quarterly reports on Form 10-Q for the years 1999 and 2000, and Company-prepared interim financial statements for the four-month period ended April 30, 2001, which York's management had identified as being the most current financial statements available;

         o        reviewed draft copies of the merger agreement;

         o met with certain members of the senior management of York to discuss the operations, financial condition, future prospects and projected operations and performance of York, and met with representatives of York's counsel to discuss certain matters;

         o        visited certain facilities and business offices of York;

         o reviewed forecasts and projections prepared by York's management for the year ending December 31, 2001; o reviewed the historical market prices and trading volume for York's publicly traded securities;

         o reviewed certain other publicly available financial data for certain companies that were deemed comparable to York and publicly available prices and premiums paid in other transactions that were considered similar to the merger;

         o reviewed drafts of certain documents to be delivered at the closing of the merger; and

         o conducted such other studies, analyses and inquiries as were deemed appropriate under the circumstances for rendering its opinion.

         Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to York's business and its assets and did not assume any responsibility with respect to such information. Houlihan Lokey did not make any independent appraisal of any of the properties or assets involved in the merger. Houlihan Lokey recognizes that, as with any potential merger or acquisition, there are inherent risks that could prevent the transaction from being consummated. Houlihan Lokey also recognizes that because the merger is conditioned upon York's ability to achieve a negotiated EBITDA target level, there is increased risk that the merger may not close.

         The Houlihan Lokey opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey at the date of the opinion. Furthermore, Houlihan Lokey has relied upon and assumed, without independent verification, that (a) York-prepared financial forecasts and projections used in its analysis have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of York and (b) there has been no material change in the assets, financial condition, business or prospects of York since the date of the most recent financial statements made available to it.

         The Houlihan Lokey opinion was prepared for the information of the York board of directors in connection with its evaluation of the merger and did not constitute a recommendation to York, the York board of directors, or any holder of shares of the common stock of York as to whether to enter into the merger or to take any other action.

         York has paid Houlihan Lokey fees of $240,000 for its services in connection with the engagement letter and has agreed to reimburse Houlihan Lokey for reasonable out-of-pocket expenses incurred in connection therewith, including reasonable fees and expenses of its legal counsel. No portion of the fee is contingent upon the consummation of the merger or the conclusions reached in the opinion.

COMPANY-SPECIFIC VALUATION CONSIDERATIONS

         According to Houlihan Lokey, an analysis of company-specific factors serves as a basis for comparing the subject company to other industry participants. Some of the factors examined were demographics, product demand, quality of management, diversity of operations, and access to capital. Generally, the best-positioned firms should exceed industry norms in both good times and bad, while the worst-positioned firms should experience sub-par performance. Houlihan Lokey determined that York is not in as favorable a position as most of its peers in the deathcare industry, both public and private.

VALUATION METHODOLOGY

         The fundamental premise on which all investment decisions are based is that value to a potential investor is equal to the present worth of future benefits. This basic concept can be applied to the valuation of an entire company or to particular securities that comprise the capital structure of that company. In each instance, it is a matter of identifying the future returns to the investor that the company can be reasonably expected to generate, and determining their present value in the context of the uncertainty associated with realizing such returns.

         There are two bases on which to determine the value of a company: going-concern and liquidation. In the case of a company that is expected to continue operating well into the future, the prospective investor will evaluate the risks and expected returns of the investment on a going-concern basis. The primary concern is not with the individual values of enterprise assets, but with their ability to generate the returns expected in the future. Only secondarily is the investor interested in individual asset values, and this from the standpoint of security or collateral for the investment if for any reason the company should choose to liquidate. In such a case, liquidation values for the assets, as well as all costs associated with liquidation, would prevail.

         When determining the value of an on-going business enterprise, there are three general approaches available to the valuation professional: the market approach, the income approach, and the asset approach. The choice of which approach to use in a particular situation will depend upon the specific facts and circumstances associated with the company, as well as the purpose for which the valuation analysis is being conducted.

         Houlihan Lokey utilized several valuation methodologies in its analysis of the fairness of the consideration to be paid by Matthews for York's business. These approaches are summarized below.

         MARKET APPROACH. The Market Approach is one of determining a level of earnings which is considered to be representative of the future performance of the company, and capitalizing this figure by an appropriate risk-adjusted rate. This approach provides an indication of value for the security which corresponds with the particular earnings figure being capitalized (for example, capitalizing net earnings available to common stock holders would yield an indication of value for the common stock). There are several different forms of "earnings" used in the market approach, because each form isolates particular nuances of the company's operating performance.

         The various "earnings" figures used in Houlihan Lokey's analysis, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"), are debt-free variations of the conventional net income figure determined according to generally accepted accounting principles. Debt-free market multiples relate the company's Enterprise Value ("EV"), or debt (net of cash) and equity, to earnings figures from which no interest expense has been deducted. The more common debt-free multiples are total invested capital/earnings before interest, taxes, depreciation and amortization ("EV/EBITDA"), and total invested capital/earnings before interest and taxes ("EV/EBIT"). The use of these multiples may be appropriate when comparing companies that have substantially different amounts of financial leverage, because the multiples are based on total company value, which is generally independent of the amount of leverage in the company's capital structure. Their use effectively separates the issue of company valuation from the specific financing decisions that are made to operate the business. Furthermore, EV/EBITDA and EV/EBIT multiples, which are developed from pre-tax earnings figures, may be appropriate when comparing companies that have substantially different income tax situations, as well as different amounts of financial leverage. In general, these debt-free methods reduce distortions in price/cash flow and price/earnings multiples that might be present due to differences in financial leverage or income taxes among firms.

         The capitalization rate is an expression of what investors believe to be a fair and reasonable rate of return for the particular security, given the inherent risks of ownership. It incorporates expectations of growth and rests on the implicit assumption that some level of earnings will be generated by the enterprise into perpetuity. The most common means of obtaining capitalization rates is through the market comparison method, whereby companies having their stock traded in the public market are selected for comparison purposes and used as a basis for choosing reasonable capitalization rates for the subject company. Capitalization rates obtained in this manner are generally expressed as ratios of the various earnings figures, and are referred to as "market multiples." Another common method of obtaining such multiples is to examine companies that have recently been sold in the public marketplace. For this method, the total price paid for the company is related to earnings figures which yield implied transaction multiples. The acquired company is then compared with the subject company on the basis of risk and expected return, and its transaction multiples are used as a basis for selecting appropriate multiples for the subject company.

         In using the Market Approach, Houlihan Lokey applied market based multiples of comparable public companies to representative projected earnings levels of York, adjusted the enterprise value downward for any net debt, and applied a 30% control premium to arrive at its control market value of equity range.

         Also under the Market Approach, comparable market transactions are considered and applied to the selected earnings levels. However, there were no recorded transactions that involved companies similar to York or Matthews in a time period reasonable to consider comparable multiples.

         INCOME APPROACH. The Income Approach, or Discounted Cash Flow ("DCF") approach, is another popular method of determining the fair market value of a company. The approach is one of estimating the present value of the projected future cash flows to be generated from the business and theoretically available (though not necessarily paid) to the capital providers of the company. In the DCF approach, the counterpart to the market multiple described above is the discount rate applied to the projected future cash flows to arrive at the present value. The discount rate is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. It can also be interpreted as the rate of return that would be required by providers of capital to the company to compensate them for the time value of their money, as well as the risk inherent in the particular investment. Unlike the market multiple, however, the discount rate employed in the DCF approach contains no implicit expectations of growth for the cash flows. Instead, the projected cash flows themselves reveal growth expectations, while allowing for a great deal more flexibility in projecting such growth rates.

         In contrast to the "cash flow" figures used in the Market Approach, the figure used in the DCF approach more accurately represents the true cash flow being generated by the operations of the business. In short, it incorporates cash expenditures on working capital and fixed assets, while also recognizing the non-cash expenses contained in earnings figures. The cash flows are typically projected over a limited number of years, which will depend on the planning horizon of the specific firm and other factors related to the particular industry and the general economy. As a result, it is necessary to compute a terminal value as of the end of the last period for which cash flow is projected. This terminal value is essentially an estimate of the value of the enterprise as of that future point in time, and it incorporates the assumptions of perpetual operations and implicit growth found in the market approach. Discounting each of the projected future cash flows and the terminal value back to the present, and summing the results, yields an indication of value for the enterprise as a whole.

         When used in combination, the various forms of the Market Approach and the DCF approach can lead to a reasonable indication of value for the subject company and its securities. However, these approaches do not generally capture the value of assets and liabilities that are not required for the operation of the business. Examples of such "non-operating" assets and liabilities include excess cash, investments not related to the business, unnecessary land and equipment, and contingent liabilities. If such items exist, they must be valued separately and used to adjust the going-concern value indications obtained by the market and DCF approaches.

         In applying the DCF approach, Houlihan Lokey discounted the projected earnings of York using the Gordon Growth Model ("GGM"). Houlihan Lokey selected the GGM because only one year of projections were available from management. Considering the risk of obtaining these projections, York's inherent operating risks, and the time value of money, the projected debt-free earnings were discounted at rates ranging from 10.5% to 14.0%; and growth rates ranging from 1% to 3% in perpetuity. In arriving at its control market value of equity under this approach, Houlihan Lokey adjusted the enterprise value downward for any net debt.

         ASSET APPROACH. The Asset Approach, also called the adjusted book value approach, differs from the Market and DCF approaches in two important ways. First, it focuses on individual asset and liability values from the company's balance sheet, which are adjusted to fair market value. In contrast, the Market and DCF approaches focus on the aggregate returns generated by all the company's assets. Second, it can be applied in situations where liquidation is imminent. The Market and DCF approaches have very limited to no applicability in a liquidation scenario.

         The Asset Approach can also be used in going-concern situations to provide an additional indication of value. The approach may be appropriate in instances where the subject company has a heavy investment in tangible assets or where operating earnings are insignificant relative to the value of the underlying assets, such as in real estate holding companies and start-up businesses. Furthermore, it may not be the best approach in instances where the company has substantial operating earnings relative to the value of the underlying assets. In such cases, the residual equity value resulting from the adjusted book value approach may not reflect the value inherent in the company's superior cash-generating capability. For the reasons listed above, Houlihan Lokey did not apply the Asset Approach.

         However, consideration was given to certain assets, namely distribution centers and real property, that are held for sale by York. In the event that certain of those assets are not sold before closing the merger, Matthews will give credit in the Excess Cash Increment calculation equal to fifty percent of the appraised value for each asset. As of the date Houlihan Lokey issued its fairness opinion, York held for sale assets with an appraised value of $5.7 million. Houlihan Lokey assumed, for purposes of its analysis, that all of the assets held for sale by York would be sold by the closing of the merger.


                           YORK VALUATION SUMMARY                             ($ IN MILLIONS)
               INCOME APPROACH
               Equity Value Range                                      $ 53.14       --     $ 65.65
               Plus:  Net Debt                                         $   --        --     $   --
                                                                       -------              -------
               Control Equity Value Range                              $ 53.14       --     $ 65.65
                                                                       =======              =======
               MARKET APPROACH
               Equity Value Range                                      $ 52.00       --     $ 74.00
               Plus: Control Premium               30%                 $ 15.60       --     $ 22.20
                                                                       -------              -------
               Control Equity Value Range                              $ 67.60       --     $ 96.20
                                                                       =======              =======
       CONCLUDED CONTROL MARKET VALUE OF EQUITY
               Mean                                                    $ 60.37       --     $ 80.92
               Median                                                  $ 60.37       --     $ 80.92

       CONCLUDED VALUE                                                 $ 65.00       --     $ 75.00
                                                                       =======              =======


         Houlihan Lokey concluded that the "Control Market Value of Equity" for York was approximately $65,000,000 to $75,000,000. On this basis, Houlihan Lokey concluded that the value of consideration of approximately $90,610,000 for the acquisition of York, discounted from the anticipated closing date, together with the assumption of all of the liabilities, is fair from a financial point of view.

CERTAIN TRANSACTIONS AND RELATIONS BETWEEN YORK AND MATTHEWS

         On May 24, 2001, York sold the businesses which comprise its commemorative products segment to Matthews for net cash proceeds of $45 million. In connection with the transaction, Matthews acquired York's manufacturing facilities in Kingwood, West Virginia and Bryan, Texas.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the York board of directors with respect to the merger, stockholders of York should be aware that the directors and executive officers of York have certain interests in the merger that may be different from, or in addition to, the interests of the stockholders of York. The York board of directors was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

         CHANGE OF CONTROL AGREEMENTS: York executed change of control agreements in December 2000 with certain of its executive officers, including Thomas J. Crawford, David F. Beck, Cristen L. Cline, Mark W. Hornibrook, Dennis
C. Laphan, Dan E. Malone, Sandra A. Matson, Robert T. Monteleone, Gerard K. Nichols, Angela Sizemore, and Ken Smith, which agreements have a term of two (2) years. The agreements provide that in the event of a change of control of York, if the executive is terminated without good cause (as defined in the agreements) or he or she voluntarily terminates employment for good reason (as defined in the agreements) within one year of the change of control, he or she will be entitled to (1) a lump-sum payment equal to a multiple (Mr. Crawford: three times (3x); all others: one times (1x)) of his or her base salary in the year immediately preceding the termination, and (2) continuation of health care and life insurance benefits for one year following the termination. The agreements also provide that the executive will be paid an additional amount, which when added to the lump sum payment, will place the executive in the same after-tax position as if any excise tax imposed by the Internal Revenue Code did not apply to any of the amounts payable under the agreement. The merger will constitute a change of control of York for purposes of the agreements.

         INDEMNIFICATION AND INSURANCE. After the effective time of the merger, Matthews and the surviving corporation have agreed to indemnify, hold harmless, and defend each and every present and former director, officer, employee, fiduciary, and agent of York and each subsidiary of York from and against all attorneys' fees, judgments, fines, losses, claims, damages, liabilities, settlement amounts, costs and expenses in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including the transactions contemplated by the merger agreement).

         In addition, for a period of six years from the effective time of the merger, the surviving corporation and Matthews will provide to the indemnified parties liability insurance protection substantially equivalent to that provided by York's current directors' and officers' liability insurance policies.

ACCOUNTING TREATMENT

         The merger will be accounted for by Empire as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Empire in connection with the merger will be allocated to York's assets and liabilities based upon their fair values, with any excess being treated as goodwill.

REGULATORY MATTERS

         Under the HSR Act, certain mergers and acquisitions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the U. S. Department of Justice and the Federal Trade Commission and all required waiting periods have expired. A notice is expected to be filed in the first week of September 2001 with the Federal Trade Commission and the Department of Justice. In addition, York and Matthews expect to make all other filings required under other antitrust or competition laws or by other antitrust authorities.

         The obligations of York, Matthews, and Empire to consummate the merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal or regulatory restraint prohibiting consummation of the merger. Neither York, Empire, nor Matthews are aware of any foreign governmental approvals or actions that may be required for consummation of the merger.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax consequences of the merger. The discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed United States Treasury regulations promulgated under the Internal Revenue Code, rulings, administrative pronouncements and judicial decisions. Changes in any of these areas could materially affect the tax consequences described in this Proxy Statement and could be made on a retroactive basis.

         The receipt of cash by stockholders in exchange for their common stock of York will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences of the receipt of cash may vary depending upon, among other things, a stockholder's particular circumstances. In general, however, a stockholder will recognize a gain or a loss for federal income tax purposes equal to the difference between the adjusted tax basis of the stockholder's shares of common stock and the amount of cash received by the stockholder in exchange for those shares. This gain or loss generally will be:

         o calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the merger;

         o a capital gain or loss if the shares of common stock are a capital asset in the hands of the stockholder; and

         o a long-term gain or loss if the stockholder has held his or her shares of common stock for more than one year at the effective time of the merger.

         The receipt of cash by a stockholder pursuant to the merger may be subject to backup withholding. Backup withholding will not take place if the stockholder provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules or demonstrates that the stockholder is exempt from backup withholding. Backup withholding is not an additional tax; any amounts withheld may be credited against the stockholder's federal income tax liability.

         The foregoing discussion does not address all aspects of federal income taxation that may be relevant to a stockholder. The foregoing discussion may also not apply to:

         o stockholders who acquired their common stock pursuant to the exercise of employee stock options or other compensation arrangements with York;

         o        stockholders who are not citizens or residents of the United
                  States;

         o        stockholders who perfect their appraisal rights; or

         o stockholders who are subject to special tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, stockholders who hold their shares as part of a hedge, straddle, or conversion transaction, and tax-exempt entities).

         Because of the individual nature of tax consequences, stockholders are urged to consult their personal tax advisors to determine precisely the tax consequences of the merger to them, including the effects of state, local or foreign income or other tax laws or federal tax laws other than those pertaining to income tax.

APPRAISAL RIGHTS UNDER DELAWARE LAW

         If the merger is consummated, York stockholders who do not vote in favor of the adoption of the merger agreement, who hold shares of common stock of York on the date of making a written demand for appraisal as described below, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law ("Section 262") will be entitled to a judicial determination of the fair value of their shares of common stock of York in accordance with
Section 262 and to receive from the surviving corporation payment of such fair value in cash, together with a fair rate of interest, if any, as determined by such court. York stockholders who properly perfect their appraisal rights will not be entitled to surrender their shares of common stock of York for payment in the manner provided in the merger agreement and described in this Proxy Statement.

         Under Section 262, when a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, a constituent corporation in the merger must notify each of the holders of its stock who was a holder on the record date for the meeting that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice to the holders of record of the common stock of York.

         The following is a summary of the procedures to be followed under
Section 262, the full text of which is attached as Annex C to this Proxy Statement. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any applicable amendments to such section after the date of this Proxy Statement. Failure to follow any Section 262 procedures may result in the loss of appraisal rights under Section 262. Stockholders should assume that the surviving corporation will take no action to perfect any appraisal rights of any stockholder. Any stockholder who desires to exercise his or her appraisal rights should review carefully Section 262 and is urged to consult his or her legal advisor before electing or attempting to exercise such rights.

         Holders of record of shares of common stock of York who desire to exercise their appraisal rights must deliver a separate written demand for appraisal of such shares to York prior to the taking of the vote on the adoption of the merger agreement and must not vote in favor of the adoption of the merger agreement at the time the vote is taken. In addition, a holder of shares of common stock of York wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs York of the identity of the York stockholder and that the York stockholder intends to demand an appraisal of the fair value of his, her or its shares of common stock of York.

         If the shares of common stock of York are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares of common stock of York are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including an agent for one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

         A record holder, such as a broker, who holds shares of common stock of York as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares outstanding in the name of such record owner. If a York stockholder holds shares of common stock of York through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

         BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

         Failure to vote against the merger agreement will not constitute a waiver of a stockholder's appraisal rights. A proxy or vote against the merger agreement will not constitute a demand for appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

         Any York stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to The York Group, Inc., 8554 Katy Freeway, Suite 200, Houston, Texas 77024, Attention: Cristen L. Cline, Corporate Secretary.

         If the merger agreement is approved by York stockholders, then within ten days after the effective time of the merger, the surviving corporation will provide notice of the effective time of the merger to all York stockholders who have complied with Section 262.

         A York stockholder may withdraw his or her demand for appraisal within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, the written approval of the surviving corporation will be needed for such a withdrawal.

         Within 120 days after the effective time of the merger (the "120-Day Period"), in compliance with Section 262, any York stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above (such York stockholders being referred to collectively as the "Dissenting Stockholders") and the surviving corporation each has the right to file in the Delaware Court of Chancery (the "Delaware Court") a petition (the "Petition"), with a copy served on the surviving corporation in the case of a Petition filed by a Dissenting Stockholder, demanding a determination of the fair value of the shares held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition has been filed as provided above, all rights to appraisal cease and all Dissenting Stockholders who owned shares of common stock of York become entitled to receive, for each share of common stock of York the merger consideration, as if such Dissenting Stockholders had initially voted to approve and adopt the merger. The surviving corporation is not obligated and does not currently intend to file such a Petition.

         Any Dissenting Stockholder is entitled, within the 120-Day Period and upon written request to the surviving corporation, to receive from the surviving corporation a statement setting forth (1) the aggregate number of shares of common stock of York which have not voted to adopt and approve the merger and with respect to which demands for appraisal have been received and (2) the aggregate number of Dissenting Stockholders. Such statement must be mailed (1) within ten days after a written request therefor has been received by the surviving corporation, or (2) within ten days after the expiration of the period for the delivery of demands, as described above, whichever is later.

         Upon the filing of a Petition, the Delaware Court may order a hearing and that notice of the time and place fixed for the hearing on the Petition be sent by registered or certified mail to the surviving corporation and all Dissenting Stockholders. Notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court. The costs relating to these notices will be borne by the surviving corporation.

         If a hearing on the Petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders have complied with the provisions of
Section 262 and are entitled to an appraisal of their shares. The Delaware Court may require that Dissenting Stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware Court may dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement.

         The Delaware Court will appraise shares of common stock of York owned by the Dissenting Stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining the fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air" price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which "throw any light on future prospects of the merged corporation." The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value" but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprises, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

         York stockholders considering seeking appraisal should have in mind that the fair value of their shares determined by the Delaware Court under
Section 262 could be more than, the same as, or less than the consideration payable pursuant to the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the consideration payable pursuant to the merger agreement to any Dissenting Stockholder and reserves the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of common stock of York is less than the consideration payable pursuant to the merger agreement.

         The Delaware Court may also (1) determine a fair rate of interest, if any, to be paid to Dissenting Stockholders in addition to the fair value of the shares, (2) determine the costs of the proceeding and tax such costs against the parties as the Delaware Court deems equitable (however, costs do not include attorneys' and expert witnesses' fees) and (3) upon application of a Dissenting Stockholder, order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

         No appraisal proceedings in the Delaware court will be dismissed as to any Dissenting Stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware Court deems just.

         From and after the effective time of the merger, Dissenting Stockholders will not be entitled to vote any shares of common stock of York subject to demand for appraisal for any purpose (or consent by written action) and will not be entitled to receive payment of dividends or other distributions in respect of such shares, except for dividends or other distributions payable to York stockholders of record at a date prior to the effective time of the merger.

         Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any York stockholder who loses such rights will only be entitled to receive the merger consideration.

                              THE MERGER AGREEMENT

         The following description of the material provisions of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this Proxy Statement, and is incorporated herein by this reference. You are urged to review the merger agreement in its entirety carefully.

GENERAL

         At the effective time of the merger, Empire will merge into York, Empire will cease to exist, and York will survive the merger as a subsidiary of Matthews. The surviving corporation will continue to be governed by Delaware law. The certificate of incorporation and bylaws of Empire will be the initial certificate of incorporation and bylaws of the surviving corporation. The certificate of incorporation of the surviving corporation will be amended so that the name of the surviving corporation will be "The York Group, Inc." The directors and officers of Empire immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation.

MERGER CONSIDERATION

         At the effective time of the merger, each share of common stock of York and all other shares of capital stock of York that are owned by York or any subsidiary of York or by Matthews or any wholly-owned subsidiary or affiliate of Matthews will be canceled and retired and will cease to exist, and no consideration will be paid for any such shares. All other issued and outstanding shares of common stock of York, except for shares held by stockholders who properly perfect their appraisal rights under Delaware law, will be converted into the right to receive (1) $10.00 in cash, without interest, plus (2) the Excess Cash Increment (as defined above under "The Merger -- Effects of the Merger; Merger Consideration"). The merger agreement provides that the merger consideration will not be less than $10.00 nor more than $11.00.

         At the effective time of the merger, all stockholders of York, except for stockholders who properly perfect their appraisal rights under Delaware law, will cease to have any rights with respect to their shares of common stock other than the right to receive the merger consideration in accordance with the terms of the merger agreement. York stockholders who properly perfect their appraisal rights will be entitled to a judicial determination of the fair value of their shares of common stock of York and will receive from the surviving corporation payment of such fair value in cash, together with a fair rate of interest, if any, as determined by the court. York stockholders who properly perfect their appraisal rights will not be entitled to any portion of the merger consideration. However, shares held by stockholders who fail to perfect, or who otherwise effectively withdraw or lose, their appraisal rights under Delaware law will be treated as though they had been converted as of the effective date of the merger into the right to receive the merger consideration. See "The Merger -- Appraisal Rights under Delaware Law."

         At the effective time of the merger, each share of common stock of Empire issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation.

TREATMENT OF STOCK OPTIONS

         Immediately prior to the completion of the merger, York will settle, cash out or cause to be cancelled all York Stock Options and any shares of Deferred Stock pursuant to the Director Deferral Plan, such that all York Stock Options and rights to Deferred Stock are terminated prior to the completion of the merger. Option holders will be given written notice that York will cash out all options that are "in the money" as of closing. The value of the stock options will be based on a predetermined formula that will equate the options, on a per share basis, to the calculated value of an outstanding share at the time of closing.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains customary representations and warranties by York, Matthews, and Empire relating to, among other things, capital structure, business, as well as to the amendment by York of the York Rights Agreement to make the rights thereunder inapplicable to the merger agreement and the merger, and the immediate availability of funds to Matthews for payment of the merger consideration.

COVENANTS

         Pursuant to the merger agreement, York has agreed that during the period from the date of the merger agreement to the effective time of the merger, York will carry on its business in the ordinary course consistent with its past practice, except for other matters or transactions that are approved by Matthews. During that time York will also use reasonable efforts to preserve intact its business organizations and relations with third parties and keep available the services of its present officers and employees. The merger agreement provides that, prior to the effective time of the merger, neither York nor any of its subsidiaries will, among other things (with limited exceptions):

         o adopt or propose any change in its charter, bylaws or equivalent documents;

         o        amend any material term of any outstanding security;

         o        merge or consolidate with any entity or organization;

         o issue, sell, pledge, dispose of, lease, license, guarantee, or encumber any shares of capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or, except in the ordinary course of business and in a manner consistent with past practice, any property or assets;

         o create or incur any lien on any asset other than in the ordinary course of business and consistent with past practice;

         o make any loan, advance or capital contributions to or investments in any person;

         o declare, set aside, make or pay any dividend with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

         o reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         o acquire any interest in any person or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice, and any other acquisitions for consideration that is, in the aggregate, in excess of $200,000;

         o incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of York or any of its subsidiaries;

         o terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement or enter into any contract or agreement material to the business, results of operations or financial condition, in either case other than in the ordinary course of business and consistent with past practice;

         o enter into or amend certain contracts, agreements, commitments or arrangements;

         o take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

         o make any material election with respect to taxes or take any position on any tax return filed on or after the date of the merger agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods;

         o increase the compensation payable or to become payable to its officers or employees, establish any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or increase the benefits payable under any existing severance or termination pay policies or employment or other agreements;

         o take any action that, individually or in the aggregate, makes any representation and warranty of York under the merger agreement untrue in any material respect at, or as of any time prior to, the effective time of the merger; or

         o        agree or commit to do any of the foregoing.

NO SOLICITATION

         The merger agreement provides that York will not, through any of its subsidiaries, officers, directors or employees or investment bankers, attorneys, accountants, agents or other advisors or representatives:

         o solicit, initiate or knowingly encourage the submission of any proposals that would constitute a takeover proposal;

         o        enter into any agreement with respect to a takeover proposal;
                  or

         o participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal;

provided, however, that to the extent required by the fiduciary obligations of the York board of directors, York may, in response to unsolicited requests therefor, participate in discussions or negotiations with, and furnish information pursuant to a confidentiality agreement to, any person who indicates a willingness to make a takeover proposal that would constitute a "superior proposal."

         A proposal will constitute a "takeover proposal" if it is a proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving York or any of its significant subsidiaries, or any proposal or offer to acquire, directly or indirectly, an equity interest in at least 15% of the voting securities of, or a substantial portion of the assets of, York or any of its significant subsidiaries, other than the transactions contemplated by the merger agreement. A takeover proposal will constitute a "superior proposal" if it is a bona fide written proposal made by a third party to acquire all of the outstanding equity interests in or substantially all of the assets of York pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets on terms which a majority of the members of the York board of directors determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to York and its stockholders than the merger.

         The merger agreement also provides that neither the York board of directors nor any committee thereof may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Matthews, the approval or recommendation by the York board of directors or any such committee of the merger agreement or the merger, or approve or recommend, or propose to approve or recommend, any takeover proposal. However, the York board of directors, to the extent required by its fiduciary obligations, may approve or recommend a superior proposal or withdraw or modify its approval or recommendation of the merger agreement or the merger and nothing contained in the merger agreement will prevent the York board of directors from complying with certain rules applicable to a takeover proposal.

         The merger agreement requires York to notify Matthews promptly after receipt by York of any takeover proposal or any request for nonpublic information in connection with a takeover proposal or for access to the properties, books or records of York by any person or entity that informs York that it is considering making, or has made, a takeover proposal.

ADDITIONAL AGREEMENTS

         STOCKHOLDERS MEETING AND PROXY STATEMENT. York has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders to vote on the adoption of the merger agreement and to use its commercially reasonable efforts to solicit proxies from its stockholders in favor of the adoption of the merger agreement.

         ACCESS TO INFORMATION. York has agreed to afford to the officers, employees, accountants, counsel and other representatives of Matthews access, during the period prior to the effective time of the merger, to all its properties, books, contracts, commitments and records. The parties will hold any such information in confidence in accordance with a confidentiality agreement dated as of January 16, 2001 between York and Matthews.

         APPROPRIATE ACTION; CONSENTS; FILINGS. York and Matthews have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable laws to complete the merger and the other transactions contemplated by the merger agreement as promptly as practicable; obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by York and Matthews or any of their subsidiaries, or to avoid any action or proceeding by any governmental entity, in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger; and make all necessary filings and other required submissions with respect to the merger agreement and the merger required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable law. Matthews and York have also agreed to use their reasonable best efforts to resolve such objections, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement under the HSR Act, the Sherman Act (as amended), the Clayton Act (as amended), the Federal Trade Commission Act (as amended), and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         PUBLIC DISCLOSURE. York and Matthews have agreed to consult with each other before issuing any press release or otherwise making any public statement about the merger or the merger agreement and will not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE. After the effective time of the merger, Matthews and the surviving corporation have agreed to indemnify, hold harmless, and defend each and every present and former director, officer, employee, fiduciary, and agent of York and each subsidiary of York from and against all attorneys' fees, judgments, fines, losses, claims, damages, liabilities, settlement amounts, costs and expenses in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including the transactions contemplated by the merger agreement).

         In addition, for a period of six years from the effective time of the merger, the surviving corporation and Matthews will provide to the indemnified parties liability insurance protection substantially equivalent in kind and scope as that provided by York's current directors' and officers' liability insurance policies

         YORK RIGHTS AGREEMENT. York has agreed that it has taken and will continue to take all necessary action to ensure that none of the transactions contemplated in the merger agreement will cause Matthews, Empire or any of Matthews' affiliates or associates to become an Acquiring Person under the York Rights Agreement or otherwise affect in any way the rights under the York Rights Agreement, including causing such rights to separate from the underlying shares or by giving such holders the rights to acquire securities of any party hereto.

         EMPLOYEES. For at least two (2) years following the completion of the merger, Matthews agrees to provide employee benefits to the employees of York and its subsidiaries which are in the aggregate no less favorable than such benefits that were provided by York and the subsidiaries as of the effective date of the merger.

FEES AND EXPENSES

         Except as described below and under "The Merger -- Termination, Termination Fees, Amendment and Waiver," whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the fees or expenses.

         York and Matthews will share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of this Proxy Statement.

CONDITIONS TO THE MERGER

         The respective obligations of York, Matthews and Empire to complete the merger are subject to the satisfaction or waiver on or prior to the effective date of the merger of the following closing conditions:

         o stockholders holding a majority of the outstanding common stock of York have voted in favor of adopting the merger agreement;

         o the waiting period applicable to the completion of the merger under the HSR Act has expired or been terminated; and

         o no temporary restraining order, injunction, or other order or restraint prohibits the merger.

         In addition, Matthews's and Empire's respective obligations to complete the merger are subject to the satisfaction or waiver by them of the following conditions:

         o York's representations and warranties are true and correct as of the date of the merger agreement and as of the closing date of the merger; and

         o York has performed in all material respects each obligation and agreement and having complied in all material respects with each covenant required to be performed or complied with by it under the merger agreement.

         In addition, York's obligation to complete the merger is subject to the satisfaction or waiver by it of the following conditions:

         o Matthews's representations and warranties are true and correct as of the date of the merger agreement and as of the closing date of the merger; and

         o Matthews has performed in all material respects each obligation and agreement and having complied in all material respects with each covenant required to be performed or complied with by it under the merger agreement.

TERMINATION, TERMINATION FEES, AMENDMENT AND WAIVER

         TERMINATION OF MERGER AGREEMENT. York and Matthews may mutually agree in writing to terminate the merger agreement at any time before or after stockholder approval. In addition, either York or Matthews may terminate the merger agreement if:

         o the merger has not been consummated by December 31, 2001, however, this date may be extended by York until five days after the earlier of the expiration or termination of any applicable waiting period under the HSR Act;

         o a court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

         o the stockholders of York do not vote in favor of adoption of the merger agreement at the Special Meeting; or

         o the York board of directors has determined to recommend an alternative takeover proposal to its stockholders and to enter into a binding written agreement concerning such takeover proposal after determining that such proposal is superior to the terms of the merger agreement;

         In addition, York may terminate the merger agreement if:

         o a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Matthews set forth in the merger agreement has occurred which remains uncured for a period of ten business days after the notice of such breach or failure; or

         o the Threshold EBITDA is achieved and the per share merger consideration is greater than $11.00 per share.

         In addition, Matthews may terminate the merger agreement if:

         o the York board of directors has not recommended or has withdrawn its recommendation of the merger agreement and the merger (other than due to its recommendation of a superior takeover proposal);

         o a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of York set forth in the merger agreement has occurred which remains uncured for a period of ten business days after the notice of such breach or failure; or

         o        the Threshold EBITDA is not achieved.

         TERMINATION FEE AND EXPENSES. York shall pay to Matthews a termination fee of $6,000,000 if the merger agreement is terminated:

         (1) by Matthews if the York board of directors has not recommended or has withdrawn its recommendation of the merger agreement and the merger (other than due to its recommendation of a superior takeover proposal) and the Threshold EBITDA is achieved and the per share merger consideration is greater than $11.00 per share; or

         (2) by York if the Threshold EBITDA is achieved and the per share merger consideration is greater than $11.00 per share.

         York shall also pay to Matthews a $6,000,000 termination fee if:

         (1) the merger agreement is terminated by York because its stockholders did not approve the merger agreement and either a takeover proposal with respect to York has been made after the date of the merger agreement and prior to the Special Meeting or the York board of directors has not recommended or has withdrawn its recommendation of the merger agreement and the merger; or

         (2) the merger agreement is terminated by York or Matthews because the York board of directors has recommended a superior takeover proposal;

         and, in the case of either (1) or (2) of this sentence, York or its stockholders consummate the sale or transfer, by way of merger, consolidation or otherwise, of a majority interest in the equity of York or substantially all of York's assets to any other person within nine months of the date of termination of the merger agreement.

         Matthews shall pay to York a termination fee of $6,000,000 if the merger agreement is terminated by Matthews or York under certain other circumstances, including the following:

         (1) the merger agreement is terminated by York or Matthews because the Merger is not consummated by December 31, 2001;

         (2) the merger agreement is terminated by York or Matthews because a court of competent jurisdiction or other governmental entity shall have issued a final, non-appealable order, decree or ruling, or take any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

         (3) the merger agreement is terminated by Matthews because the York stockholders did not approve the adoption of the merger agreement;

         (4) the merger agreement is terminated by Matthews due to a material breach of the merger agreement by York (except in the case of an intentional misrepresentation by York);

         (5) the merger agreement is terminated by Matthews if the Threshold EBITDA is not achieved; or

         (6) the merger agreement is terminated by York due to a material breach of the merger agreement by Matthews.

         AMENDMENT. The merger agreement may be amended by the parties at any time before or after the adoption of the merger agreement by the York stockholders. After such approval, however, the parties may not make any amendment that by law requires further approval by the York stockholders without further stockholder approval.

         EXTENSION; WAIVER. At any time prior to the effective time of the merger, a party may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or (3) waive compliance by the other parties with any of the agreements or conditions of the other parties contained in the merger agreement. Any agreement on the part of a party to any extension or waiver will be valid only if it is in writing and signed on behalf of the party extending or waiving the condition or agreement.

                                  THE COMPANIES

YORK

         York is one of the leading casket and casket component manufacturers in the United States. Since December 31, 2000, York has sold its metal vault manufacturing operations, its commemorative products business and most of its casket distribution operations.

         York produces a wide variety of caskets (metal, wood and other) and casket components. Metal caskets are made from various gauges of cold rolled steel, stainless steel, copper and bronze. Wood caskets are made from nine different wood species ranging from poplar to mahogany, as well as from veneer and fiber board. York also produces caskets made from cloth and paper covered particle board and corrugated materials. York manufactures metal casket components, functional and decorative casket hardware and interior components for its own use and for sale to other casket assemblers. York and its subsidiaries have approximately 1,030 employees.

         York's principal executive offices are located at 8554 Katy Freeway, Suite 200, Houston, Texas 77024, and its telephone number is (800) 223-4964.

         For a more detailed description of the business, properties and financial information of York, see the descriptions set forth in its annual report on Form 10-K for the year ended December 31, 2000, the quarterly report on Form 10-Q for the quarter ended March 31, 2001, and the current reports on Form 8-K filed on January 25, 2001 and June 8, 2001, as amended on Form 8-K/A filed on June 29, 2001, which are incorporated into this Proxy Statement by reference. See "Where You Can Find More Information."

MATTHEWS AND EMPIRE

         Matthews, which was founded in 1850 and incorporated in Pennsylvania in 1902, is a designer, manufacturer and marketer principally of custom-made products which are used to identify people, places, products and events. Matthew's products and operations are comprised of three business segments:
Bronze, Graphics Imaging and Marking Products. The Bronze segment is a leading manufacturer of cast bronze memorials and other memorialization products, crematories and cremation-related products and a leading builder of mausoleums in the United States. The Graphics Imaging segment manufactures and provides printing plates, pre-press services and imaging systems for the corrugated and flexible packaging industries. The Marking Products segment designs, manufactures and distributes a wide range of marking equipment and consumables for identifying various consumer and industrial products, components and packaging containers. Matthews and its majority-owned subsidiaries have approximately 1,800 employees.

         Empire is a wholly-owned subsidiary that was formed for the sole purpose of completing the merger. Empire does not have any independent operations.

         Like York, Matthews files annual and quarterly reports, proxy statements and other documents with the Securities and Exchange Commission, and these documents are available to the public from the same sources described below with respect to York. See "Where You Can Find More Information." The general description of Matthews provided above is very brief, and you should refer to these documents for more detailed information.

         Matthews and Empire each has its principal executive offices at Two NorthShore Center, Pittsburgh, Pennsylvania 15212. The telephone number of both companies is (412) 442-8200.

                       MARKET PRICES OF COMMON STOCK

         The common stock of York is traded on the Nasdaq National Market under the symbol "YRKG." The closing sales price of the common stock on July 6, 2001, the last trading day before the printing of this Proxy Statement, was $__________. The closing sales price of the common stock on May 23, 2001, the last trading day before the public announcement of the merger agreement, was $7.92. As of June 20, 2001, there were 8,940,950 shares of common stock outstanding.

         The following table sets forth, for the calendar quarters indicated, the highest and lowest closing prices of the common stock as reported on the Nasdaq National Market:


                                                              HIGH              LOW
         FOR THE QUARTER ENDED 2001
              September 30 (thru July 6)                      $                 $
              June 30                                         $10.000           $5.280
              March 31                                        $5.844            $3.063

         FOR THE QUARTER ENDED 2000
              December 31                                     $6.375            $1.938
              September 30                                    $6.625            $3.125
              June 30                                         $5.250            $3.188
              March 31                                        $5.938            $4.188

         FOR THE QUARTER ENDED 1999
              December 31                                     $4.813            $3.500
              September 30                                    $8.750            $3.750
              June 30                                         $8.938            $7.063
              March 31                                        $11.000           $6.063


         York has paid dividends during the past two fiscal years as set forth below. Under the merger agreement, York has agreed not to declare or pay any dividends on its common stock from the date of the merger agreement until completion of the merger.


         DIVIDEND PAID                      RECORD DATE                DATE PAID
              $.04                          March 16, 2000             April 6, 2000
              $.04                          November 17, 1999          December 2, 1999
              $.04                          August 18, 1999            August 26, 1999
              $.04                          May 21, 1999               May 28, 1999
              $.04                          March 11, 1999             March 18, 1999


         STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK OF YORK.

                              PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of shares of common stock of York by: (1) each person known to York to be the beneficial owner of more than 5% of its outstanding common stock; (2) the directors of York; (3) the chief executive officer of York and the four most highly compensated executive officers of York (other than the chief executive officer) for the fiscal year ended December 31, 2000; and (4) all directors and executive officers of York, as a group. Except as otherwise indicated in the notes to this table, beneficial ownership was determined as of June 20, 2001. On that date, there were 8,940,950 shares of common stock outstanding. Except as otherwise indicated in the notes to this table, the persons named in this table and their spouses have sole voting and investment power with respect to all shares of common stock of York owned by them.


        NAME                                                   NUMBER            PERCENT
        Elder Group, Inc..............................          639,600(1)          7.2%
        394 Olivewood Court
        Rochester, Michigan  48306

        Dalton, Greiner, Hartman, Maher & Co..........          709,400(2)          7.9%
        565 Fifth Ave., Suite 2101
        New York, NY  10017

        Dimensional Fund Advisors, Inc................          676,550(2)          7.6%
        1299 Ocean Avenue
        11th Floor
        Santa Monica, CA  90401

        FleetBoston Financial Corporation.............          451,300(2)(3)       5.0%
        100 Federal Street
        Boston, MA  02110

        Wilbert, Inc..................................        1,262,000(2)         14.1%
        2913 Gardner Road
        Broadview, IL  60153

        Alan H. Elder (4).............................          879,659             9.8%
        Eldon P. Nuss(5)..............................           37,500             *
        Kirk P. Pendleton(6)..........................           42,000             *
        Roger W. Sevedge(7)...........................          329,124             3.7%
        Thomas J. Crawford(8).........................           30,000             *
        Alfred M. Turner III(9).......................                0             *
        Sandra A. Matson(10)..........................            13,200            *
        Robert T. Monteleone(11)......................             7,320            *
        H. Joe Trulove(12)............................           286,262            3.2%
        All directors and executive officers as a
        group (13 Persons)(13)........................         1,691,745           18.7%

         -------------
         * Less than 1%

         (1) Mr. Alan Elder serves as Chairman of Elder Group, Inc., and has the right to vote all shares.

         (2)      Based solely on a Schedule 13G or 13D filed with the SEC.

         (3) According to the Schedule 13G, FleetBoston Financial Corporation filed the schedule pursuant to Rule
                  13d-1(b)(ii)(G). The relevant subsidiaries are Fleet National Bank and Fleet Investment Advisors, Inc.

         (4) Includes 639,600 shares owned directly by Elder Group, Inc., of which Mr. Alan Elder serves as Chairman and has the right to vote all shares; 107,192 shares owned directly by EFI LLC of which Mr. Alan Elder serves as managing member; and 10,000 shares owned by a trust in the name of Mr. Elder's children to which Mr. Elder disclaims beneficial ownership.

         (5) Includes 7,500 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

         (6) Includes 40,000 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

         (7) Includes 164,552 shares owned by a revocable living trust of which Mr. Sevedge is sole trustee; 164,552 shares owned by a revocable living trust in the name of Mr. Sevedge's spouse of which Mr. Sevedge's spouse is sole trustee, as to which Mr. Sevedge disclaims beneficial ownership.

         (8) Includes 30,000 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

         (9) Mr. Turner's options expired in February 2001 upon the termination of his employment with York.

         (10) Includes 13,200 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

         (11) Includes 7,320 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

         (12) Includes 2,000 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

         (13) Includes an aggregate of 122,020 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

                       WHERE YOU CAN FIND MORE INFORMATION

         York files annual and quarterly reports, proxy statements, and other documents with the Securities and Exchange Commission. These documents are available to the public. Stockholders may read and obtain copies of any document York files from the following sources:

         o the public reference facilities at the principal office of the Securities and Exchange Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington DC 20549 (telephone 1-800-SEC-0330);

         o the public reference facilities at the regional offices of the Securities and Exchange Commission, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048 (telephone 1-800-SEC-0330);

         o        the website of the Securities and Exchange Commission:
                  http://www.sec.gov; or

         o commercial document retrieval services, including commercial websites.

         The Securities and Exchange Commission allows companies such as York to incorporate information from one document filed with the Securities and Exchange Commission into another separately filed document, a practice known as "incorporating by reference." As a result, York is permitted to disclose important information in this Proxy Statement by incorporating information from other documents filed with the Securities and Exchange Commission into this Proxy Statement and referring stockholders to these other documents. This Proxy Statement incorporates by reference information from the documents set forth in the table below, except for any information superceded by information in this Proxy Statement. These documents contain important information about York and its finances; the information in these documents is deemed to be included in this Proxy Statement.

DOCUMENT FILED BY YORK
WITH THE SECURITIES AND EXCHANGE COMMISSION                        PERIOD COVERED BY DOCUMENT OR DATE FILED
Annual Report on Form 10-K                                         Year ended December 31, 2000
Quarterly Report on Form 10-Q                                      Quarter ended March 31, 2001
Current Report on Form 8-K                                         January 25, 2001
Current Report on Form 8-K                                         June 8, 2001
Current Report on Form 8-K/A                                       June 29, 2001


         YORK ALSO HEREBY INCORPORATES BY REFERENCE ADDITIONAL DOCUMENTS THAT IT FILES WITH THE SECURITIES AND EXCHANGE COMMISSION BETWEEN THE DATE OF THIS PROXY STATEMENT AND THE DATE OF THE SPECIAL MEETING.

         All documents incorporated by reference are available from York without charge, excluding all exhibits unless York has specifically incorporated by reference an exhibit into this Proxy Statement. Stockholders may obtain any document incorporated by reference into this Proxy Statement by sending a written request to:

                                            The York Group, Inc.
                                            Attn:  Corporate Secretary
                                            8554 Katy Freeway, Suite 200
                                            Houston, Texas 77024

         If you would like to request documents from York, please do so by August 2, 2001, so that you will receive them before the Special Meeting.

         Stockholders should rely only on the information contained or incorporated by reference in this Proxy Statement in determining how to vote their shares at the Special Meeting. York has not authorized anyone to provide you with any information that is different from the information contained in this Proxy Statement.

         This Proxy Statement is dated July 9, 2001. Stockholders should not assume that the information contained in the Proxy Statement is accurate as of any date other than the date of this Proxy Statement regardless of the date on which this Proxy Statement is mailed.

              STOCKHOLDER PROPOSALS FOR FISCAL 2001 ANNUAL MEETING

         Due to the date of the Special Meeting, York does not intend to hold an annual meeting of stockholders in 2001. York's 2001 annual meeting of stockholders has not been scheduled, and if the merger is consummated, the 2001 annual meeting will not be held. If the merger is not consummated, York anticipates holding the 2001 annual meeting in November 2001. Stockholder proposals for the 2001 annual meeting must be received by York on or prior to July 27, 2001, in order to be included in the proxy statement and form of proxy for that meeting. Stockholder proposals should be sent to The York Group, Inc.,
Attn: Corporate Secretary, 8554 Katy Freeway, Suite 200, Houston, Texas 77024. A stockholder who would like to submit a proposal to York should refer to the applicable rules and regulations of the Securities and Exchange Commission.

                           PROXY SOLICITATION EXPENSES

         York will bear the cost of soliciting proxies for the Special Meeting. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone. York will reimburse banks, brokers, and other nominees for any out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of York's common stock. If follow-up requests for proxies are necessary, York may employ other persons to make these requests.

                                  OTHER MATTERS

         The York board of directors does not know of any other matters to come before the Special Meeting. However, if any other matters properly come before the Special Meeting, the persons named in the accompanying proxy card intend to vote the proxy in accordance with their judgment on such matters.

                                                                         ANNEX A
                                                                MERGER AGREEMENT






                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       MATTHEWS INTERNATIONAL CORPORATION,

                               EMPIRE MERGER CORP.

                                       AND

                              THE YORK GROUP, INC.



                            Dated as of May 24, 2001

                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
AGREEMENT AND PLAN OF MERGER......................................................................................1

ARTICLE I  THE MERGER.............................................................................................1
Section 1.1    The Merger.........................................................................................1
Section 1.2    Effective Time.....................................................................................1
Section 1.3.   Effects of the Merger..............................................................................1
Section 1.4.   Charter and By-Laws; Board of Directors; Management Succession.....................................1
Section 1.5.   Conversion of Securities...........................................................................2
Section 1.6.   Matthews to Make Certificates Available............................................................8
Section 1.7.   Transfer Taxes; Withholding........................................................................8
Section 1.8.   Return of Exchange Fund............................................................................9
Section 1.9.   No Further Ownership Rights in York Common Stock...................................................9
Section 1.10.  Closing of York Transfer Books.....................................................................9
Section 1.11.  Lost Certificates..................................................................................9
Section 1.12.  Further Assurances.................................................................................9
Section 1.13.  Closing............................................................................................9

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF YORK...............................................................10
Section 2.1.   Corporate Organization............................................................................10
Section 2.2.   Capitalization....................................................................................11
Section 2.3.   Authority; No Violation...........................................................................12
Section 2.4.   Consents and Approvals............................................................................12
Section 2.5.   SEC Documents and Other Reports...................................................................13
Section 2.6.   Proxy Statement...................................................................................13
Section 2.7.   Absence of Certain Changes or Events..............................................................13
Section 2.8.   Permits and Compliance............................................................................14
Section 2.9.   Tax Matters.......................................................................................14
Section 2.10.  Actions and Proceedings...........................................................................15
Section 2.11.  Certain Agreements................................................................................15
Section 2.12.  ERISA.............................................................................................15
Section 2.13.  Labor Matters.....................................................................................17
Section 2.14.  Intellectual Property.............................................................................17
Section 2.15.  Environmental and Safety Matters..................................................................19
Section 2.16.  Insurance.........................................................................................19
Section 2.17.  Required Vote of York Stockholders................................................................19
Section 2.18.  State Take Over Laws..............................................................................19
Section 2.19.  Opinion of Financial Advisor......................................................................20
Section 2.20.  Broker's Fees.....................................................................................20
Section 2.21.  Disclosure........................................................................................20
Section 2.22.  Unlawful Payments and Contributions...............................................................20
Section 2.23.  Material Contracts................................................................................20
Section 2.24.  Warranties........................................................................................21
Section 2.25.  Restrictions on Business Activities...............................................................21
Section 2.26.  Real Property.....................................................................................21
Section 2.27.  Rights Plan.......................................................................................21

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF MATTHEWS..........................................................22
Section 3.1.   Corporate Organization............................................................................22
Section 3.2.   Capitalization....................................................................................22
Section 3.3.   Authority; No Violation...........................................................................22
Section 3.4.   Consents and Approvals............................................................................23
Section 3.5.   SEC Documents and Other Reports...................................................................23
Section 3.6.   Proxy Statement...................................................................................23
Section 3.7.   Absence of Certain Changes or Events..............................................................23
Section 3.8.   Litigation........................................................................................23
Section 3.9.   Brokers, Finders, etc.............................................................................24
Section 3.10.  Vote of Stockholders..............................................................................24
Section 3.11.  Financing.........................................................................................24

ARTICLE IV  CONDUCT OF BUSINESS..................................................................................24
Section 4.1.   Conduct of York...................................................................................24

ARTICLE V  ADDITIONAL AGREEMENTS.................................................................................26
Section 5.1.   No Solicitation...................................................................................26
Section 5.2.   Proxy Statement...................................................................................27
Section 5.3.   Stockholders Meeting..............................................................................27
Section 5.4.   Access to Information.............................................................................28
Section 5.5.   Notices of Certain Events.........................................................................28
Section 5.6.   Appropriate Action; Consents; Filings.............................................................29
Section 5.7.   Public Disclosure.................................................................................30
Section 5.8.   Indemnification of Directors and Officers.........................................................30
Section 5.9.   State Takeover Laws...............................................................................32
Section 5.10.  Rights Agreement..................................................................................32

ARTICLE VI  CONDITIONS TO MERGER.................................................................................33
Section 6.1.   Conditions to Each Party's Obligations............................................................33
Section 6.2.   Additional Conditions to Obligations of York......................................................33
Section 6.3.   Additional Conditions to Obligations of Matthews..................................................33

ARTICLE VII  TERMINATION.........................................................................................34
Section 7.1.   Termination.......................................................................................34
Section 7.2.   Effect of Termination.............................................................................35
Section 7.3.   Fees and Expenses.................................................................................35
Section 7.4.   Post-Termination Obligations......................................................................36

ARTICLE VIII  MISCELLANEOUS......................................................................................36
Section 8.1.   Nonsurvival of Representations, Warranties and Agreements.........................................36
Section 8.2.   Notices...........................................................................................36
Section 8.3.   Interpretation and Construction; Severability; Interpretation of Obligations......................37
Section 8.4.   Counterparts......................................................................................38
Section 8.5.   Entire Agreement; No Third Party Beneficiaries....................................................38
Section 8.6.   Governing Law.....................................................................................38
Section 8.7.   Assignment........................................................................................38
Section 8.8    Amendment.........................................................................................38


Section 8.9   Extension; Waiver..................................................................................39
Section 8.10  Consent to Jurisdiction:  Appointment of Agent for Service of Process..............................39


EXHIBITS
--------

Exhibit 1.5(x)    Stock Option Valuation
Exhibit 1.5(y)    Agreed Upon Procedures

                             TABLE OF DEFINED TERMS


TERM                                                                                    SECTION
----                                                                                    -------
1990 Plan                                                                               2.2(a)
1991 Plan                                                                               2.2(a)
1996 Director Plan                                                                      2.2(a)
1996 Plan                                                                               2.2(a)
Adjusted Working Capital                                                                1.5(c)(ii)
Adjusted Working Capital Statement                                                      1.5(c)(ii)
Agent                                                                                   8.10
Agreed-Upon Procedures                                                                  1.5(c)(iii)
Agreement                                                                               Preamble
Antitrust Laws                                                                          5.6(b)
Appraisal Shares                                                                        1.5(e)
Appraised Value                                                                         1.5(c)(ii)
Bronze Business                                                                         1.5(c)(ii)
Certificate of Merger                                                                   1.2
Certificates                                                                            1.6(b)
Closing                                                                                 1.13
Code                                                                                    1.7
Confidentiality Agreement                                                               5.4
Constituent Corporations                                                                Preamble
Deferred Stock                                                                          1.5(d)
Domain Names                                                                            2.14(a)
DGCL                                                                                    1.1
EBITDA                                                                                  1.5(c)(ii)
EBITDA Statement                                                                        1.5(c)(ii)
ERISA                                                                                   2.12(a)
ERISA Affiliate                                                                         2.12(d)
Effective Time                                                                          1.2
End Date                                                                                7.1(b)
Environmental Laws                                                                      2.15(a)
Excess Cash Increment                                                                   1.5(c)(ii)
Exchange Act                                                                            2.5
Exchange Agent                                                                          1.6(a)
Exchange Fund                                                                           1.6(a)
Excess Cash Increment                                                                   1.5(c)(ii)
Financial Statements                                                                    1.5(c)(ii)
GAAP                                                                                    1.5(c)(ii)
Governmental Entity                                                                     2.4
HSR Act                                                                                 2.4
Indemnified Parties                                                                     5.8(a)
Independent Auditor                                                                     1.5(c)(iv)
Intellectual Property                                                                   2.14(a)
IRS                                                                                     2.9
Knowledge of York                                                                       2.8
Liens                                                                                   2.2(b)

Material Adverse Effect                                                                 2.1(a)
Material Agreement                                                                      2.3(b)
Matthews                                                                                Preamble
Matthews Disclosure Letter                                                              Article III
Matthews SEC Documents                                                                  3.5
Merger                                                                                  Recitals
Merger Sub                                                                              Preamble
Order                                                                                   5.6(b)
Outstanding Shares                                                                      1.5(c)(ii)
Patents                                                                                 2.14(a)
Person                                                                                  4.1(c)
Proxy Statement                                                                         2.4
Registered Intellectual Property                                                        2.14(a)
SEC                                                                                     2.4
Securities Act                                                                          2.1(a)
Selected Property Value                                                                 1.5(c)(ii)
Significant Subsidiary                                                                  5.1(a)
State and Foreign Approvals                                                             2.4
Stockholders Meeting                                                                    5.3
Subsidiary                                                                              2.1(a)
Superior Proposal                                                                       5.1(a)
Surviving Corporation                                                                   1.1
Takeover Proposal                                                                       5.1(a)
Taxes                                                                                   2.9
Tax Return                                                                              2.9
Threshold EBITDA                                                                        1.5(c)(iii)
Trademarks                                                                              2.14(a)
Unusual Charges                                                                         1.5(c)(ii)
URLs                                                                                    2.14(a)
Vault Business                                                                          1.5(c)(ii)
wholly-owned Subsidiary                                                                 2.1(a)
Worker Safety Laws                                                                      2.15(a)
York                                                                                    Preamble
York By-Laws                                                                            2.1(a)
York Cash                                                                               1.5(c)(ii)
York Certificate of Incorporation                                                       2.1(a)
York Common Stock                                                                       Recitals
York Disclosure Letter                                                                  Article II
York Equity Value                                                                       1.5(c)(ii)
York Intellectual Property                                                              2.14(a)
York Leased Property                                                                    2.27(b)
York Leases                                                                             2.27(b)
York Non Plan Options                                                                   2.2(a)
York Material Contracts                                                                 2.24
York Multiemployer Plan                                                                 2.12(d)
York Owned Property                                                                     2.27(a)
York Permits                                                                            2.8
York Plan                                                                               2.12(d)
York Preferred Stock                                                                    2.2(a)

York Products                                                                           2.14(a)
York Real Property                                                                      2.27(b)
York Registered Intellectual Property                                                   2.14(a)
York Rights                                                                             Recitals
York Rights Agreement                                                                   2.28
York SEC Documents                                                                      2.5
York Stock Options                                                                      2.2(a)
York Stock Plans                                                                        2.2(a)


                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER is entered into as of May 24, 2001 (this "AGREEMENT") by and among MATTHEWS INTERNATIONAL CORPORATION, a Pennsylvania corporation ("MATTHEWS"), EMPIRE MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Matthews ("MERGER SUB"), and THE YORK GROUP, INC., a Delaware corporation ("YORK") (Matthews, Merger Sub and York being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                              W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of Matthews, Merger Sub and York have approved and declared advisable the merger of Merger Sub with and into York (the "MERGER"), upon the terms and conditions set forth herein, whereby each issued and outstanding share of Common Stock of York, par value $.01 per share (the "YORK COMMON STOCK"), together with any associated York preferred stock purchase rights ("YORK RIGHTS"), not owned directly or indirectly by Matthews will be converted into an amount in cash; and

                  WHEREAS, the respective Boards of Directors of Matthews and York have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interests of their respective stockholders;

                  NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

                  Section 1.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into York at the Effective Time (as defined in SECTION 1.2). Following the Merger, the separate corporate existence of Merger Sub shall cease and York shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and shall continue under the name The York Group, Inc.

                  Section 1.2. EFFECTIVE TIME. Concurrently with the Closing (as defined in SECTION 1.13), Matthews, Merger Sub and York will cause a Certificate of Merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of Delaware. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "EFFECTIVE TIME").

                  Section 1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  Section 1.4. CHARTER AND BY-LAWS; BOARD OF DIRECTORS; MANAGEMENT SUCCESSION.

                  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided therein or by applicable law; PROVIDED, HOWEVER, that at the Effective

Time, the Certificate of Incorporation shall be amended so that the name of the Surviving Corporation shall be "The York Group, Inc." At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until changed or amended as provided therein or by applicable law.

                  (b) From and after the Effective Time, until duly changed in compliance with applicable law and the certificate of incorporation and by-laws of the Surviving Corporation, the board of directors of the Surviving Corporation shall consist of the board of directors of Merger Sub immediately prior to the Effective Time.

                  (c) From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

                  Section 1.5. CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Matthews, Merger Sub, York or the holders of any securities of the Constituent
Corporations:

                  (a) All shares of York Common Stock, together with any associated York Rights, that are held in the treasury of York or by any wholly-owned Subsidiary of York and any shares of York Common Stock, together with any associated York Rights, owned by Matthews or by any wholly-owned Subsidiary or Affiliate of Matthews shall be cancelled and no capital stock of Matthews or other consideration shall be delivered in exchange therefor.

                  (b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (c) (i) Each share of York Common Stock, together with any associated York Rights, issued and outstanding immediately prior to the Effective Time (other than shares of York Common Stock referred to in SECTION 1.5(a) hereof and Appraisal Shares as defined in
         SECTION 1.5(e)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an amount in cash, per share of York Common Stock held, together with any associated York Rights, as determined in SECTION 1.5(c)(ii) below.

                           (ii) The calculation of the amount of cash to be paid to the holders of York Common Stock for each share of York Common Stock together with any associated York Rights shall be (x) $10 per share of York Common Stock together with any associated York Rights, plus (y) the Excess Cash Increment (such per share calculation being herein referred to as the "YORK EQUITY VALUE"); PROVIDED, HOWEVER, (i) for the avoidance of doubt, the York Equity Value shall not be less than $10 per share of York Common Stock together with any associated York Rights and (ii) that if York's EBITDA (as defined below) for the nine months ended September 30, 2001 does not at least equal $9.0 million (the "THRESHOLD EBITDA"), then Matthews shall be permitted to terminate this Agreement in accordance with SECTION 7.1(j) hereof. Notwithstanding the foregoing, Matthews shall not be required to pay more than $11 per share of York Common Stock.

                           (iii)    (A)     As used herein,

         Excess Cash Increment = A - ($6.9 million + B + C + D + E + F + G) + (H + I)
                                 ----------------------------------------------------
                                            Outstanding Shares


         Excess Cash Increment shall not be less than zero.

         "A" is "YORK CASH." "YORK CASH" shall mean the total cash and Cash Equivalents of York and its Subsidiaries at October 31, 2001, plus the Selected Property Value. "CASH EQUIVALENTS" shall mean all highly liquid investments of York purchased with original maturities of three months or less. "SELECTED PROPERTY VALUE" shall mean (i) 50% of the aggregate Appraised Value on the following properties of York not sold nor subject to a Pending Contract to sell by York on or before October 31, 2001: Aiken, South Carolina; Portland, Oregon; Lawrenceville, Georgia; Richmond, Indiana (at 111 N. W. "T" Street) and New Orleans, Louisiana (the "SELECTED PROPERTIES"), plus (ii) the agreed upon purchase price for any or all of the Selected Properties that are subject to a Pending Contract for sale. "APPRAISED VALUE" shall mean the fair market value of such properties held for sale, determined as soon as practicable after the date hereof, but in no event determined later than October 31, 2001, by a certified real estate appraisal firm selected by Matthews, using appraisal criteria determined by the appraisal firm and reasonably acceptable to Matthews and York, including consideration of environmental issues with respect to such properties, and "PENDING CONTRACT" shall mean a standard contract for sale of real estate in the applicable jurisdiction with respect to which the contingency period has expired or which does not contain a contingency period of more than 60 days.

         "B" is "PRESENT VALUE ENVIRONMENTAL REMEDIATION COSTS." "PRESENT VALUE ENVIRONMENTAL REMEDIATION COSTS" shall mean the present value cost (discounted at 7.5%) of the Environmental Remediation Costs which are not paid on or before October 31, 2001. "ENVIRONMENTAL REMEDIATION COSTS" shall mean the estimated remediation costs to meet applicable environmental clean-up requirements and to conduct any ongoing environmental monitoring and maintenance activities for the following locations: Anniston, Alabama, West Point, Mississippi and Lynn, Indiana, with such costs to be determined as follows:

     (1) York shall, at York's expense, engage an environmental consulting company to perform a limited Phase II subsurface environmental investigation of the three sites consistent with a scope of work, which was proposed by Matthews and approved by York before the date of this Agreement ("LIMITED PHASE II INVESTIGATION"). York and Matthews have preapproved RMT, Inc. ("RMT") to perform the Limited Phase II Investigation. RMT or, if both York and Matthews approve, another environmental consulting company ("CONTRACTOR"), shall be instructed to perform its work so as to reach a probable-cost estimate or a range of estimates in accordance with (i) the provisions herein and (ii) the scope of work, including specifically to produce a range of estimates (if necessary) with a confidence range of plus or minus $1 million as provided for in subsection (4) below. York will allow Matthews or its representatives to observe the Limited Phase II Investigation at all three sites and shall provide Matthews with copies of all field notes, boring logs and analytical data within a reasonable time after receipt and prior to the preparation of the Phase II Report. York shall authorize Contractor to discuss its work with Matthews or its representatives if York's representatives participate in such discussions.

     (2) York shall use commercially reasonable efforts to cause the Limited Phase II Investigation to be completed, and a report regarding the same to be issued, on or before July 15, 2001 ("Phase II Report"). The Phase II Report will contain recommendations for additional investigation and/or remediation, if appropriate. York will consider, in good faith, reasonable comments by Matthews or its representatives on the draft Phase II Report before finalizing.

     (3) Based upon the Limited Phase II Investigation, the Phase II Report shall include a probable-cost estimate (on a facility specific basis) of costs to conduct remediation activities necessary (if any) to address the presence of contaminants in soil and/or groundwater at each of the facilities in concentrations greater than permitted for commercial/industrial property under applicable Environmental Laws, as revealed by the Limited Phase II Investigation. The probable-cost estimate shall be based upon the lowest cost methods for investigation, remediation, removal, corrective action, containment and/or monitoring permitted by applicable Environmental Laws and to minimize liability under Environmental Laws. It is understood that any required corrective action may include the use of risk-based remedies (including without limitation natural attenuation remedies), institutional and/or engineering controls or deed restrictions, if such remedies or controls have been approved or accepted by the relevant state agency in similar situations and provided that such remedies or controls do not unreasonably restrict or interfere with the current use of the facility. It is further understood that the probable-cost estimate shall include all investigation, remediation, removal, corrective action, containment and/or monitoring requirements of applicable state or federal environmental agencies.

     (4) If Contractor's probable-cost estimate for any of the three facilities cannot be refined to an estimate with a confidence range of plus or minus $1 million (e.g. $1-3 million) after the Limited Phase II Investigation, then York and Matthews will cooperate with Contractor to approve such additional investigation by Contractor at any of the three facilities as will facilitate the refinement of the probable-cost estimate to an estimate with a confidence range of plus or minus $1 million. Such additional investigation shall be at York's expense and shall be completed on or before August 31, 2001 or such later date as the parties may agree upon; provided that a final characterization report and probable-cost estimate with a confidence range of plus or minus $1 million must be delivered by Contractor to York and Matthews no later than September 30, 2001. York will allow Matthews or its representatives to observe any additional investigation and shall provide Matthews with copies of all field notes, boring logs and analytical data within a reasonable time after receipt and prior to the preparation of the final characterization report. York shall authorize contractor to discuss its work with Matthews or its representatives if York's representatives participate in such discussions. Subject to Subsection (5), Environmental Remediation Costs for any given facility shall be the midpoint of any probable cost estimate range for such facility that meets the requirements of this Subsection (4) (e.g. with a $1-3 million range, midpoint would be $2 million). Environmental Remediation Costs for all three facilities shall be the aggregate midpoints of such ranges, which meet the requirements of this subsection (4).

     (5) If the midpoint of the probable-cost estimate for any one facility is equal to or less than $100,000, then the Environmental Remediation Cost for such facility shall be deemed to be zero. Without giving effect to the preceding sentence, if the aggregate midpoints of the probable-cost estimates for all three facilities, in the aggregate, is less than or equal to $300,000, then the Environmental Remediation Cost for all three facilities shall be deemed to be zero.

If as a result of the Limited Phase II Investigation, York must commence remediation activities before the Closing Date to comply with applicable Environmental Laws, York and Matthews agree to reasonably cooperate with respect to such activities, and Matthews will identify the name and contact information for a person representing Matthews who will coordinate with York, and if desired, provide comment regarding the scope, timing, and performance of such activities.

         "C" is the premium not paid on or before October 31, 2001 for cost cap coverage from AIG or a similarly rated insurance company for each facility having a probable-cost estimate exceeding $100,000 so that the parties may protect against actual costs of remediation at such facility exceeding the amount of the Environmental Remediation Costs applicable to such facility. In determining the Insurance Premium, the policy shall have (a) a self-insured retention/deductible equal to the Environmental Remediation Costs for each facility having a probable-cost estimate exceeding $100,000, (b) limits of liability equal to 100% of the Environmental Remediation Costs for each facility having a probable-cost estimate exceeding $100,000, and (c) a policy term of 10 years, unless a shorter or longer remediation period is applicable, in which case the term shall not be shorter than the projected remediation period. If cost cap coverage meeting the specifications set forth herein cannot be bound by York despite York's commercially reasonable efforts to do so on or before October 31, 2001 (it being understood that York shall have no obligation to purchase such insurance if the premium exceeds 25% of the Environmental Remediation Costs), then cost cap coverage need not be procured and for purposes of the Excess Cash Increment calculation, the premium shall be deemed to be 25% of the Environmental Remediation Costs with respect to such facilities for which such cost cap coverage has not been obtained.

         "D" is the legal, accounting, environmental consulting and investment banking fees and expenses incurred or accrued by York and its Subsidiaries on or before October 31, 2001 in connection with this Agreement and closing the Merger (and not yet paid), or are reasonably anticipated by York to be incurred by York prior to the Closing.

         "E" is the costs of settling, cashing out or causing to be cancelled all York Stock Options not exercised on or before October 31, 2001 and Deferred Stock (as defined in Section 1.5(d)), as determined in accordance with the formula set forth in EXHIBIT 1.5(x) less, in the case of York Stock Options, any exercise price to be paid to York by the optionee (but for avoidance of doubt not decreased by any unpaid cash accruals under the Director Deferral Plan (as defined in Section 1.5(d)) or York's Non-Qualified Deferred Compensation Plan).

         "F" is the amount by which Adjusted Working Capital is greater that $13.2 million or less than $10.2 million on October 31, 2001. If Adjusted Working Capital as of October 31, 2001 is greater than $13.2 million, the excess amount shall be a negative number and have the effect of increasing the Excess Cash Increment, but if the Adjusted Working Capital as of October 31, 2001 is less than $10.2 million, the deficiency shall be a positive number and have the effect of decreasing the Excess Cash Increment. "ADJUSTED WORKING CAPITAL" shall mean the difference between (a) the sum of (1) trade accounts and notes receivable (net of allowance for doubtful accounts), (2) inventory, (3) pre-paid expenses, (4) deferred tax amount, (5) income tax receivable, (6) assets held for sale, (7) other current assets, (8) any amounts which are reflected in Adjusted Working Capital and are being deducted from the Excess Cash Increment calculation pursuant to letters "D" and "E" above and (9) any indemnity to which York would be entitled under the Purchase Agreements (as defined herein), but which has not been paid due to the Basket Amount provided for in Section 5.03(b)(ii) of the Stock Purchase Agreement or the Asset Purchase Agreement (as such agreements are defined herein) or for any other reason and (b) the sum of
(1) accounts payable, (2) accrued expenses and (3) other current liabilities, and specifically excluding any calculation of cash, Cash Equivalents or Funded Indebtedness, all determined in accordance with generally accepted accounting principles ("GAAP") applied consistently with the audited financial statements (the "FINANCIAL STATEMENTS") of York as of December 31, 2000. The foregoing notwithstanding, Adjusted Working Capital shall not be reduced by any decreases in York's assets, liabilities or financial position resultant from or arising out of claims for indemnification under the Purchase Agreements.

         "G" is all funded indebtedness, and any capitalized lease obligations first incurred after the date of this Agreement, of York and its Subsidiaries ("Funded Indebtedness") on October 31, 2001.

         "H" is any cash paid for severance, retention, transition or integration costs to the extent that York and Matthews agree to the same in a writing referring to this Section 1.5(c)(ii) and/or the Excess Cash Increment.

         "I" is any indemnity to which York would be entitled under the Asset Purchase Agreement dated concurrently herewith among Matthews, Empire Stock Corp., York, York Bronze Company and OMC Industries, Inc. (the "ASSET PURCHASE AGREEMENT"), the Stock Purchase Agreement by and between Matthews, Empire Stock Corp. and York dated concurrently herewith (the "STOCK PURCHASE AGREEMENT") and any other document related thereto (together with the Stock Purchase Agreement and the Asset Purchase Agreement, the "PURCHASE AGREEMENTS"), but which has not been paid due to the Basket Amount provided for in Section 5.03(b)(ii) of the Stock Purchase Agreement or the Asset Purchase Agreement or for any other reason.

           "Outstanding Shares" shall mean the total number of shares of York Common Stock outstanding on October 31, 2001.

           Neither York Cash nor Excess Cash Increment will be reduced by any decreases in York's Cash or Cash Equivalents resulting from or arising out of claims for indemnification under the Purchase Agreements. For the avoidance of doubt, York has not agreed at this time and is not obligated under this Agreement or any of the Purchase Agreements to pay any transition or integration costs.

                  (B) As used herein, "EBITDA" shall mean the York net income for the nine months ended September 30, 2001 as shown in the Financial Statements of York filed with York's September 30, 2001 Form 10-Q Report, (i) plus interest, taxes, depreciation and amortization for such nine month period as shown in such Financial Statements of York,
         (ii) plus any Unusual Charges for such nine month period (as defined below), (iii) less any Non-recurring Gains during such nine month period (as defined below), (iv) and including a pro forma adjustment to remove the EBITDA effect for such nine month period of the Bronze Business, the Selected Properties, the Vault Business, and all other businesses, assets and properties disposed of or discontinued by York on or after January 1, 2001. As used herein, "UNUSUAL CHARGES" shall mean (w) any legal, accounting, investment banking, proxy solicitation and printing fees, costs and expenses, incurred in conjunction with this Agreement and the Purchase Agreements and closing the Merger and the transactions contemplated by the Purchase Agreements, (x) legal, accounting, investment banking, proxy solicitation, printing and other fees, costs, expenses and charges incurred in evaluating and responding to the proposals, offers and communications of stockholders and other potential strategic or financial partners, acquirors or investors plus those incurred in conjunction with York's credit facilities and refinancing efforts, (y) any transition, integration, consolidation, severance and retention fees, costs and expenses incurred in conjunction with this Agreement and closing the Merger and determined in accordance with GAAP, and (z) any other items of a non-recurring nature (whether or not related to this Agreement or closing the Merger, such as plant closing expenses or environmental costs of a non recurring nature) accruing during 2001 (and determined in accordance with GAAP). For avoidance of doubt with respect to subsection (y) of the immediately preceding sentence, York has not agreed at this time and is not obligated under this Agreement or any of the Purchase Agreements to pay any transition, integration and consolidation fees, costs and expenses. As used herein, "NON-RECURRING GAINS" shall mean any gain (or loss) on the sale or other disposition, except for any sales or dispositions in the ordinary course of the business of York and its Subsidiaries at the time of such disposition, of any fixed assets or business units (determined in accordance with GAAP). The foregoing notwithstanding, EBITDA shall not be reduced by any decreases in York's assets, liabilities or financial position resultant from or arising out of claims for indemnification under the Purchase Agreements.

                  (C) As used herein, "BRONZE BUSINESS" shall mean the bronze business discontinued by York prior to the date hereof and the business conducted by York's York Bronze, Inc. and OMC Industries, Inc. subsidiaries sold to Matthews pursuant to the Stock Purchase Agreement.

                  (D) As used herein, "VAULT BUSINESS" shall mean the business being sold by York pursuant to the Asset Purchase Agreement dated May 2, 2001 between Doric Products, Inc. and York.

                           (iv) As promptly as practicable after September 30, 2001 (but in no event later than November 12, 2001), York will deliver to Matthews a statement of EBITDA as of September 30, 2001 (the "EBITDA STATEMENT"). As promptly as practicable after September 30, 2001 (but in no event later than October 31, 2001), York will deliver to Matthews a Statement of Adjusted Working Capital as of September 30, 2001 (the "September Adjusted Working Capital Statement"). The Adjusted Working Capital Statements (as defined below) and the EBITDA Statement will be prepared in accordance with GAAP, applied consistently with the Financial Statements of York as of December 31, 2000, and subjected to the Agreed-Upon Procedures to be performed by Arthur Andersen LLP.

                  As promptly as practicable after October 31, 2001 (but in no event later than November 19, 2001), York will deliver to Matthews a Statement of Adjusted Working Capital as of October 31, 2001 (the "October Adjusted Working Capital Statement and together with the September Adjusted Working Capital Statement, the "Adjusted Working Capital Statements"). Such October Adjusted Working Capital Statement will be prepared on a basis consistent in all material respects with the September Adjusted Working Capital Statement. Matthews shall cause such October Adjusted Working Capital Statement to be reviewed by PricewaterhouseCoopers LLP prior to November 27, 2001.

                  As used herein, "AGREED-UPON PROCEDURES" shall mean the assumptions and determinations used to calculate EBITDA and Adjusted Working Capital which are described as Exhibit 1.5(y) hereto to be used by York and York's auditors in preparing the Adjusted Working Capital Statements and the EBITDA Statement.

                           (v) If Matthews objects to the Adjusted Working Capital Statements or the EBITDA Statement by November 27, 2001, and Matthews and York are unable to resolve such objections by November 30, 2001, then all disagreements will be submitted for resolution to Arthur Andersen LLP (the "INDEPENDENT AUDITOR"). The Independent Auditor will have up to 10 days after its appointment to resolve the disputes submitted to it. The Adjusted Working Capital Statements and the EBITDA Statement, either as agreed to by Matthews and York or as adjusted by the Independent Auditor pursuant to the preceding sentence, will be final and binding. The fees and expenses of the Independent Auditor will be shared equally by Matthews and York.

                  (d) Immediately prior to the Effective Time, York shall settle, cash out or cause to be cancelled all York Stock Options (as defined in Section 2.2(a)) and any shares of Common Stock which have been deferred ("Deferred Stock") pursuant to the York Non-Employee Director Cash and Equity Compensation Plan (the "Director Deferral Plan"), such that all York Stock Options and rights to Deferred Stock are terminated prior to the Effective Time. For the avoidance of doubt, Matthews shall not be required to pay for, as part of the Merger Consideration, any Deferred Stock, and any York Stock Options which are not vested and exercised prior to October 31, 2001.

                  (e) Notwithstanding any portion of this Agreement to the contrary, any shares of York Common Stock, together with any associated York Rights, held by a holder who has demanded and perfected appraisal rights for such shares permitted by and in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("APPRAISAL SHARES") shall not be converted into or represent a right to receive, pursuant to SECTION 1.5(c), cash, but the holder thereof shall only be entitled to receive such rights as granted by the DGCL.

                           (i) Notwithstanding the foregoing, if any holder of shares of York Common Stock, together with any associated York Rights, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares, together with any associated York Rights, shall automatically be converted into and represent only the right to receive, as provided in SECTION 1.5(c), cash with no interest thereon upon surrender of the certificate formally representing such shares.

                           (ii) York will give Matthews prompt notice of its receipt of any written demands for purchase of any shares of York Common Stock, together with any associated York Rights, together with copies of such demands. York shall permit Matthews to participate in all negotiations and proceedings with respect to demands for purchase of any shares of York Common Stock, together with any associated York Rights, as may be demanded under the DGCL.

                  Section 1.6. MATTHEWS TO MAKE CONSIDERATION AVAILABLE. (a) EXCHANGE OF CERTIFICATES. Matthews shall authorize First Chicago Trust Company of New York (or such other person or persons as shall be reasonably acceptable to Matthews and York) to act as the depository and exchange agent hereunder (the "EXCHANGE AGENT"). Prior to the Effective Time, Matthews shall deposit with the Exchange Agent, and in trust for the holders of shares of York Common Stock, together with any associated York Rights, converted in the Merger, via wire transfer in immediately available funds cash sufficient to make all payments as required pursuant to Section 1.5(c) (the "EXCHANGE FUND"). The Exchange Agent shall deliver the cash contemplated to be issued pursuant to SECTION 1.5(c) out of the Exchange Fund.

                  (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of York Common Stock converted in the Merger (the "CERTIFICATES") a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for cash, pursuant to SECTION 1.5(c). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash, pursuant to SECTION 1.5(c), and any Certificate so surrendered shall forthwith be cancelled.

                  Section 1.7. TRANSFER TAXES; WITHHOLDING. If any cash is to be paid to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfers or other taxes required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Matthews or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Matthews or the Exchange Agent is required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended (the "CODE") or under any provision of state, local or foreign tax law.

To the extent that amounts are so withheld by Matthews or the Exchange Agent and paid to the appropriate authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Matthews or the Exchange Agent.

                  Section 1.8. RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of York for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Matthews and the Surviving Corporation for payment of their claim for cash pursuant to SECTION 1.5(c). Neither Matthews, the Exchange Agent nor the Surviving Corporation shall (absent manifest error) be liable to any former holder of York Common Stock for any cash held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 1.9. NO FURTHER OWNERSHIP RIGHTS IN YORK COMMON STOCK. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of York Common Stock, together with any associated York Rights, represented by such Certificates.

                  Section 1.10. CLOSING OF YORK TRANSFER BOOKS. At the Effective Time, the stock transfer books of York shall be closed and no transfer of shares of York Common Stock, together with any associated York Rights, shall thereafter be made on the records of York. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or Matthews, such Certificates shall be cancelled and exchanged as provided in this ARTICLE I.

                  Section 1.11. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Matthews or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Matthews or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash pursuant to SECTION 1.5(c).

                  Section 1.12. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                  Section 1.13. CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible), which is expected to be on or about November 30, 2001, or at such other time and place as Matthews and York shall agree; PROVIDED, HOWEVER, that in no event shall the Closing take place prior to November 27, 2001 or later than the End Date (as defined in SECTION 7.1(b)).

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF YORK

                  Except as disclosed in York's filings with the Securities and Exchange Commission, the letter delivered to Matthews concurrently herewith and designated therein as the York Disclosure Letter (the "YORK DISCLOSURE LETTER") or the Disclosure Schedules to the Purchase Agreements, York hereby represents and warrants to Matthews and Merger Sub as follows:

                  Section 2.1. CORPORATE ORGANIZATION. (a) York is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. York has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on York. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to York or Matthews, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated hereby, except to the extent resulting from, related to or otherwise arising by virtue of (u) noncompliance with Environmental Laws by York, its Subsidiaries or their Affiliates, agents or predecessors, with the exception of an intentional misrepresentation of Section
2.15 which to York's knowledge would reasonably be expected to have a Material Adverse Effect, (v) with respect to each party, the effect of any event, occurrence, fact, condition, change, development or effect that is set forth in this Agreement or in the York Disclosure Letter, (w) with respect to each party, the effect of any other transaction or transactions with respect to which such party or its Affiliates, prior to the date hereof, has announced (generally or specifically) its intention to investigate, evaluate or consummate, (x) with respect to York, the effect of the public announcement or pendency of the transactions contemplated hereby on current customers or revenues of York or the effect of the announcement or pendency of any other agreement, agreements, transaction or transactions among any of the parties hereto, among any of their Affiliates, or among any party hereto and any Affiliate of a party hereto (each a "CONSTITUENT AGREEMENT", (y) with respect to each party, any changes in general, local, regional, state, United States or global economic or political conditions or (z) with respect to each party, any changes affecting the industry or industries generally in which such party operates. As used in this Agreement, the word "SUBSIDIARY" means any corporation, partnership, limited liability company, joint venture or other legal entity of which York or Matthews, as the case may be (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, (ii) is a general partner, trustee or other entity or person performing similar functions, or (iii) has control (as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT")). True and complete copies of the Certificate of Incorporation (the "YORK CERTIFICATE OF INCORPORATION") and by-laws of York (the "YORK BY-LAWS"), as in effect as of the date of this Agreement, have previously been made available by York to Matthews.

                  (b) Each York Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on York and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted except as would not reasonably be expected to have a Material Adverse Effect on York.

                  (c) The minute books of each of York and the York Subsidiaries accurately reflect in all material respects all material corporate actions held or taken since January 1, 1998 of its respective stockholders and respective boards of directors (including committees of the board of directors of York) except as would not reasonably be expected to have a Material Adverse Effect on York.

                  Section 2.2. CAPITALIZATION. (a) As of December 31, 2000, the authorized capital stock of York consists of (i) 25,000,000 shares of York Common Stock, of which 8,940,950 shares were issued and outstanding and 0 shares were held in treasury, and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share, of York (the "YORK PREFERRED STOCK"), 100,000 of which shares have been designated as the Series A Junior Participating Preferred Stock, par value $.01 per share, in connection with the York Rights Agreement and none of which, as of the date hereof, are issued and outstanding. All of the issued and outstanding shares of York Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right. As of the date of this Agreement, except (i) pursuant to the terms of options issued pursuant to the 1990 Stock Incentive Plan (the "1990 PLAN"), the 1991 Stock Incentive Plan (the "1991 Plan"), the 1996 Employee Stock Option Plan (the "1996 PLAN"), and the 1996 Independent Director Stock Option Plan (the "1996 DIRECTOR PLAN"; together with the 1990 Plan, the 1991 Plan and the 1996 Plan, the "YORK STOCK PLANS"), (ii) York Rights under the York Rights Agreement, (iii) as contemplated in any Constituent Agreement, and (iv) as contemplated hereby, York does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of York Common Stock or any other equity securities of York or any securities representing the right to purchase or otherwise receive any shares of York Common Stock or York Preferred Stock. As of the date of this Agreement, no shares of York Common Stock or York Preferred Stock are reserved for issuance, except for (A) 822,608 shares of York Common Stock reserved for issuance upon exercise of stock options granted pursuant to the York Stock Plans (the "YORK STOCK OPTIONS") and (B) 100,000 shares of York Preferred Stock reserved for issuance in connection with the York Rights Agreement. Since March 31, 2001, York has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of York Stock Options granted prior to such date. York has previously provided Matthews with a list of the option holders, the date of each option to purchase York Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable York Stock Plan. In no event will the aggregate number of shares of York Common Stock outstanding at the Effective Time exceed the number specified in SECTION 2.2(a) of the York Disclosure Letter.

                  (d) York owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the York Subsidiaries as set forth in SECTION 2.2(b) of the York Disclosure Letter, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("LIENS") other than as set forth in SECTION 2.2(b) of the York Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive right. No York Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                  Section 2.3. AUTHORITY; NO VIOLATION. (a) Subject to obtaining stockholder approval, York has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and declared advisable by the board of directors of York. The board of directors of York has directed that this Agreement and the transactions contemplated hereby be submitted to York's stockholders for adoption at the Stockholders Meeting (as defined in SECTION 5.3) and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of York Common Stock, no other corporate proceeding on the part of York is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by York and (assuming due authorization, execution and delivery by Matthews and Merger Sub of this Agreement) constitutes a valid and binding obligation of York, enforceable against York in accordance with its terms.

                  (b) Subject to obtaining stockholder approval, neither the execution and delivery of this Agreement by York nor the consummation by York of the transactions contemplated hereby, nor compliance by York with any of the terms or provisions hereof, will (i) violate any provision of the York Certificate of Incorporation or the York By-Laws or (ii) assuming that the consents and approvals referred to in SECTION 2.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to York or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of York or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument ("MATERIAL AGREEMENT") to which York or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on York.

                  Section 2.4. CONSENTS AND APPROVALS. Except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") and any filings required under foreign laws regulating competition, investment or exchange controls, (ii) for the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices as listed in SECTION 2.4 of the York Disclosure Letter (the "STATE AND FOREIGN APPROVALS"), (iii) for the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereby (the "PROXY STATEMENT"), (iv) for the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) for the approval of this Agreement by the requisite vote of the stockholders of York, (vi) those consents listed in SECTION 2.4 of the York Disclosure Letter and (vii) consents, approvals, filings and registrations which if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on York, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "GOVERNMENTAL ENTITY") or with any third party are necessary in connection with (A) the execution and delivery by York of this Agreement, and (B) the consummation by York of the Merger and the other transactions contemplated by this Agreement.

                  Section 2.5. SEC DOCUMENTS AND OTHER REPORTS. Except as would not have a Material Adverse Effect on York, York has filed all required documents with the SEC since January 1, 1998 (the "YORK SEC DOCUMENTS"). As of their respective dates, the York SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), as the case may be, and, at the respective times they were filed, none of the York SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as would not have a Material Adverse Effect on York, the consolidated financial statements (including, in each case, any notes thereto) of York included in the York SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of York and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the York SEC Documents or as required by GAAP, York has not, since December 1, 2000, made any material change in the accounting practices or policies applied in the preparation of its financial statements.

                  Section 2.6. PROXY STATEMENT. None of the information to be supplied by York for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  If at any time prior to the Effective Time any event with respect to York, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement, such event shall be so described, and an appropriate supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of York. The Proxy Statement will comply (with respect to York) as to form in all material respects with the provisions of the Exchange Act.

                  Section 2.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the York SEC Documents filed prior to the date of this Agreement, except as set forth in Section 2.7 of the York Disclosure Letter or except as contemplated in any Constituent Agreement, since December 31, 2000, (A) York and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on York, (B) York and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have a Material Adverse Effect on York, (C) there has been no change in the capital stock of York and no dividend or distribution of any kind declared, paid or made by York on any class of its stock, (D) there has not been (y) any granting by York or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry by York or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer and (E) York and its Subsidiaries have not prepared or filed any Tax Return (as defined in SECTION 2.9) inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods. Set forth in SECTION 2.7 of the York Disclosure Letter is a description of any changes between December 31,

2000 and the date of this Agreement (excluding any intervening fluctuations between such dates) to the amount and terms of the indebtedness of York and its Subsidiaries as described in York's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of York or any of its Subsidiaries with a principal amount not in excess of $100,000).

                  Section 2.8. PERMITS AND COMPLIANCE. Each of York and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for York or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "YORK PERMITS"), except where the failure to have any of the York Permits would not, individually or in the aggregate, have a Material Adverse Effect on York, and, as of the date of this Agreement, no suspension or cancellation of any of the York Permits is pending or, to the Knowledge of York, threatened, except where the suspension or cancellation of any of the York Permits, individually or in the aggregate, would not have a Material Adverse Effect on York. Except as set forth in SECTION 2.8 of the York Disclosure Letter and assuming the filings, notices, approvals and consents referred to in Section 2.4 are duly obtained, neither York nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over York or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on York. "KNOWLEDGE OF YORK" means the actual knowledge, after reasonable inquiry, of the individuals identified in SECTION 2.8 of the York Disclosure Letter.

                  Section 2.9. TAX MATTERS. Except as otherwise set forth in
SECTION 2.9 of the York Disclosure Letter, (i) York and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have a Material Adverse Effect on York; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) York and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have a Material Adverse Effect on York; (iv) neither York nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) any Tax Returns referred to in clause (i) for tax years prior to 1998 relating to federal and state income Taxes have been examined by the Internal Revenue Service (the "IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending;
(vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; and (viii) neither York nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. For purposes of this Agreement: (i) "TAXES" means (A) any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 2.10. ACTIONS AND PROCEEDINGS. Except as set forth in the York Disclosure Letter or in the York SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving York or any of its Subsidiaries, or against or involving any of the directors, officers or employees of York or any of its Subsidiaries, as such, any of its or their properties, assets or business or any York Plan that, individually or in the aggregate, would have a Material Adverse Effect on York. Except as set forth in
SECTION 2.10 of the York Disclosure Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of York, threatened against or involving York or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any York Plan that, individually or in the aggregate, would have a Material Adverse Effect on York. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge or York, threatened against or affecting York or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

                  Section 2.11. CERTAIN AGREEMENTS. Except as set forth in
SECTION 2.11 of the York Disclosure Letter, neither York nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement.

                  Section 2.12. ERISA. (a) SECTION 2.12(a)(X) of the York Disclosure Letter contains a list of each York Plan. With respect to each York Plan, York has made available to Matthews a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such York Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such York Plan, (iv) the most recent summary plan description for each York Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a York Plan subject to Title IV of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder ("ERISA"), (vi) the most recent determination letter, if any, issued by the IRS with respect to any York Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each York Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have, individually or in the aggregate, a Material Adverse Effect on York. Except as set forth in
SECTION 2.12(a)(Y) of the York Disclosure Letter, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any York Plan which could result in liability to York,
(ii) neither York nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any York Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and
(iii) no action has been taken, or is currently being considered, to terminate any York Plan subject to Title IV of ERISA.

                  (b) There has been no failure to make any contribution or pay any amount due to any York Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no York Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

                  (c) With respect to York Plans, no event has occurred and, to the Knowledge of York, there exists no condition or set of circumstances in connection with which York or any of its ERISA Affiliates would be subject to any liability under the terms of such York Plans, ERISA, the Code or any other applicable law which has had, or would have, individually or in the aggregate, a Material Adverse Effect on York. Except as listed on SECTION 2.12(c) of the York Disclosure Letter, all York Plans that are intended to be qualified under
SECTION 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on SECTION 2.12(c) of the York Disclosure Letter, there is no reason why any York Plan is not so qualified in operation. Neither York nor any of its ERISA Affiliates has been notified by any York Multiemployer Plan that such York Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such York Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither the termination of any York Multiemployer Plan nor the complete or partial withdrawal by YORK or any of its ERISA Affiliates from any York Multiemployer Plan would result in any liability of York or any of its ERISA Affiliates that would have, individually or in the aggregate, a Material Adverse Effect on York. Except as set forth in
SECTION 2.12(c) of the York Disclosure Letter, neither York nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title 1 of ERISA.

                  (d) As used in this Agreement, (i) "YORK PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a York Multiemployer Plan (as hereinafter defined)), a "welfare plan" (as defined in
Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by York or any of its ERISA Affiliates or as to which York or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA), (ii) "YORK MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which York or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA AFFILIATE" means any corporation or trade or business (whether or not incorporated) which is under common control, or otherwise would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

                  (e) SECTION 2.12(e) of the York Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of York and each ERISA Affiliate, (ii) severance programs and policies of York with or relating to its employees and
(iii) plans, programs, agreements and other arrangements of York with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $50,000. York has provided to Matthews a true and complete copy of each of the foregoing.

                  (f) Except as otherwise provided in SECTION 2.12(f) of the York Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting under any York Plan nor obligate any of York, the Surviving Corporation or Matthews to provide any current or former officer, director or employee of York or any of its Subsidiary with severance pay, unemployment compensation or similar payment.

                  Section 2.13. LABOR MATTERS. Except as disclosed in SECTION
2.13 of the York Disclosure Letter, (i) neither York nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by York or any of its Subsidiaries as an exclusive bargaining representative for employees of York or any of its Subsidiaries, (ii) neither York nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, and (iii) to the Knowledge of York there is no pending, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its
Subsidiaries: except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on York.

                  Section 2.14. INTELLECTUAL PROPERTY. (a) For the purposes of this Agreement, the following terms have the following definitions:

                  "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet (collectively, "DOMAIN NAMES"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, "TRADEMARKS"); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable). The foregoing notwithstanding, generally available commercial software shall be excluded from the meaning of Intellectual Property. "YORK INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, York or any of its Subsidiaries, excluding any Intellectual Property that is the subject of any Constituent Agreement.

                  "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority. "YORK REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, York or any of its Subsidiaries.

                  "YORK PRODUCTS" means all current versions of products or service offerings of York or any of its Subsidiaries.

                  (b) Except as disclosed in SECTION 2.14 of the York Disclosure Letter, no York Intellectual Property or York Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by York or any of its Subsidiaries, or which may affect the validity, use or enforceability of such York Intellectual Property or York Product, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on York.

                  (c) Each item of York Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such York Registered Intellectual Property have been made an all necessary documents, recordations and certificates in connection with such York Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such York Registered Intellectual Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on York.

                  (d) Except as disclosed in SECTION 2.14 of the York Disclosure Letter or as would not have a Material Adverse Effect on York, York owns and has good and exclusive title to, each material item of York Intellectual Property, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and York is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of York including the sale of any products or the provision of any services by York. Without limiting the foregoing, (i) York owns exclusively, and has good title to, all copyrighted works that are York Products or which York or any of its Subsidiaries otherwise purports to own and (ii) except as, individually or in the aggregate, could not reasonable be expected to have a Material Adverse Effect on York, to the extent that any Patents would be infringed by any York Products, York or any of its Subsidiaries is the exclusive owner of such Patents.

                  (e) Except as would not have a Material Adverse Effect on York, neither York nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is York Intellectual Property, to any third party, or knowingly permitted York's or such Subsidiary's rights in such York Intellectual Property to lapse or enter the public domain.

                  (f) SECTION 2.14 of the York Disclosure Letter lists all contracts, licenses and agreements to which York and each of its Subsidiaries is a party and that remain in effect: (i) with respect to York Intellectual Property licenses or transferred to any third party resulting in, or which may result in, annual payments of $50,000 or more to York; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to York.

                  (g) The operation of the business of York as such business currently is conducted, including (i) York's design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of York (including York Products) and (ii) York's use of any product device or process, to its Knowledge and except as could not reasonably be expected to have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

                  (h) York has not received written notice from any third party that the operation of the business of York or any act, product or service of York, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, except (i) as disclosed in SECTION 2.14 of the York Disclosure Letter and (ii) as could not reasonably be expected to have a Material Adverse Effect on York.

                  (i) No person has infringed or is infringing or misappropriating any York Intellectual Property, except as could not reasonably be expected to have a Material Adverse Effect on York.

                  Section 2.15. ENVIRONMENTAL AND SAFETY MATTERS. (a) Except as set forth in SECTION 2.15 of the York Disclosure Letter, the properties, assets and operations of York and its Subsidiaries (i) are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety

(collectively, "WORKER SAFETY LAWS") and relating to the protection, regulation and clean-up of the indoor and outdoor environment , including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "ENVIRONMENTAL LAWS"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on York; and (ii) to the Knowledge of York, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or present conditions, circumstances, activities, practices or incidents of York or its Subsidiaries, that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws and Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, or would not have, a Material Adverse Effect on York.

                  (b) To the Knowledge of York, except as disclosed in SECTION
2.15 of the York Disclosure Letter, York and its Subsidiaries, and their respective predecessors, have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, would not have a Material Adverse Effect on York. Except as disclosed in SECTION 2.15 of the York Disclosure Letter, York and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants that was in violation of Environmental Laws, other than any such violation, release, discharge or emission that, individually or in the aggregate, would not have a Material Adverse Effect on York.

                  (c) With respect to York and its Subsidiaries, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, other than any such obligations that are disclosed in SECTION 2.15 of the York Disclosure Letter or that, individually or in the aggregate, would not have a Material Adverse Effect on York.

                  Section 2.16. INSURANCE. York and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

                  Section 2.17. REQUIRED VOTE OF YORK STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of York Common Stock is required to adopt this Agreement. No other vote of the stockholders of York is required by law, the York Certificate of Incorporation or the York By-Laws or otherwise in order for York to consummate the Merger and the transactions contemplated by this Agreement.

                  Section 2.18. STATE TAKEOVER LAWS. The board of directors of York has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of directors of York) necessary to exempt York, its Subsidiaries and affiliates, the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of the DGCL. To the knowledge of York, no other state takeover statutes are applicable to the Merger, this Agreement, or the transactions contemplated hereby.

                  Section 2.19. OPINION OF FINANCIAL ADVISOR. York has received the written opinion of Houlihan Lokey Howard & Zukin, dated the date hereof, to the effect that, as of the date hereof the consideration to be received by the York stockholders is fair from a financial point of view, a copy of which opinion has been delivered to Matthews.

                  Section 2.20. BROKER'S FEES. Neither York nor any York Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement other than the fixed fee paid Houlihan Lokey Howard & Zukin with respect to its engagement by York and the fairness opinion delivered by it.

                  Section 2.21. DISCLOSURE. To the Knowledge of York, York has made available to Matthews true and complete copies of all agreements, instruments and other documents requested by Matthews, its counsel and its financial advisor in connection with their legal and financial review of York and its Subsidiaries.

                  Section 2.22. UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of York, neither York, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any York funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

                  Section 2.23. MATERIAL CONTRACTS. There have been made available to Matthews, its affiliates and their representatives true and complete copies of all of the following contracts to which York or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "YORK MATERIAL CONTRACTS"): (i) contracts with any current officer or director of York or any of its Subsidiaries; (ii) contracts for the sale of any of the material assets of York or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its material assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of York or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with York or any of its Subsidiaries in any line of business or in any geographical area;
(iv) material indentures, credit agreements, mortgages, promissory notes, and other contracts relating to the borrowing of money; and (v) all other agreements, contracts or instruments which, in the reasonable opinion of York, are material to York or any of its Subsidiaries. Except as set forth in SECTION
2.23 of the York Disclosure Letter or, individually or in the aggregate as could not reasonably be expected to have a Material Adverse Effect on York, all of the York Material Contracts are in full force and effect and are the legal, valid and binding obligation of York or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in SECTION 2.23 of the York Disclosure Letter, neither York nor any Subsidiary is in default under any York Material Contract no is any other party to any York Material Contract in default thereunder except, in each case, for those defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on York.

                  Section 2.24. WARRANTIES. The accrual for warranty related expenses as of December 31, 2000 reported in York's audited financial statement contained in York's Form 10-K for the year ended December 31, 2000, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by York or any of its Subsidiaries prior to such date. Such provision has been established in accordance with GAAP. Neither York nor its Subsidiaries have agreed to provide any express product or service warranties other than standard warranties, the terms of which have been provided to Matthews and identified as York's standard warranties.

                  Section 2.25. RESTRICTIONS ON BUSINESS ACTIVITIES. Excepting the Constituent Agreements and the Vault Agreement, there is no agreement, commitment, judgment, injunction, order or decree binding upon York or to which York is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of York, any acquisition of property by York or the conduct of business by York as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on York.

                  Section 2.26. REAL PROPERTY. (a) SECTION 2.26 of the York Disclosure Letter lists each parcel of real property owned in fee by York or any of its Subsidiaries (the "YORK OWNED PROPERTY"). York or its applicable Subsidiary has good and indefeasible title in and to all of the York Owned Property, subject to no Liens that would have a Material Adverse Effect on York or materially impair York's rights to or ability to use any such property, except as described on SECTION 2.26(a) of the York Disclosure Letter.

                  (b) SECTION 2.26(b) of the York Disclosure Letter sets forth a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "YORK LEASES") for real property (the "YORK LEASED PROPERTY"; the York Owned Property and the York Leased Property collectively the "YORK REAL PROPERTY") to which York or any of its subsidiaries is a party. York or its applicable Subsidiary has a valid leasehold interest in and to all of the York Leased Property, subject to no Liens except as described in SECTION 2.26(b) of the York Disclosure Letter. Each York Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition on the part of York which, with the giving of notice, the passage of time or both, could become a default under any York Lease in any case, that would have a Material Adverse Effect on York or impair York's rights to or ability to use any such property. York has previously delivered to Matthews true and complete copies of all of the York Leases. Except as described on SECTION 2.26(b) of the York Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any York Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on York or materially impair York's right to or ability to use any such property.

                  Section 2.27. RIGHTS PLAN. York has amended its Rights Agreement dated as of September 28, 2000 between York and Computershare Investor Services, LLC, as Rights Agent (the "York Rights Agreement") to make the rights thereunder inapplicable to this Agreement, and all of the transactions contemplated hereby. After such amendment, and subject to York's rights under
Section 5.1, York will not thereafter amend the York Rights Agreement to make the rights thereunder applicable to the Merger or so as to make the rights thereunder inapplicable to any acquisition of York capital stock other than pursuant to this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF MATTHEWS

                  Except as disclosed in the letter delivered to York concurrently herewith and designated therein as the Matthews Disclosure Letter (the "MATTHEWS DISCLOSURE LETTER"), in each case with specific reference to the Section to which exception is taken, Matthews and Merger Sub represent and warrant to York as follows:

                  Section 3.1. CORPORATE ORGANIZATION. Matthews is a company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Matthews and Merger Sub has the corporate power and authority to own or lease all of its respective properties and assets and to carry on its respective business as now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect on Matthews.

                  Section 3.2. CAPITALIZATION. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 are issued and outstanding. Matthews owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Merger Sub.

                  Section 3.3. AUTHORITY; NO VIOLATION. (a) Each of Matthews and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action of Matthews and Merger Sub. This Agreement has been duly and validly executed and delivered by Matthews and Merger Sub and (assuming due authorization, execution and delivery by York of this Agreement) constitutes a valid and binding obligation of each of Matthews and Merger Sub, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

                  (b) Neither the execution and delivery of this Agreement by Matthews or the Merger Sub nor the consummation by Matthews or the Merger Sub of the transactions contemplated hereby, nor compliance by Matthews or the Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Matthews or Merger Sub charter documents or (ii) assuming that the consents and approvals referred to in SECTION 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Matthews or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Matthews or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Agreement to which Matthews or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause
(ii) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Matthews.

                  Section 3.4. CONSENTS AND APPROVALS. Except (i) in connection, or in compliance, with the provisions of the HSR Act and any filings required under foreign laws regulating competition, investment or exchange controls, (ii) for the filing of any required State and Foreign Approvals, (iii) for the filing with the SEC and The Nasdaq National Market of the Proxy Statement, (iv) for the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) those consents listed in SECTION 3.4 of the Matthews Disclosure Letter and (vi) consents, approvals, filings and registrations which if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Matthews or the Merger Sub, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Matthews and the Merger Sub of this Agreement, and (B) the consummation by Matthews and the Merger Sub of the Merger and the other transactions contemplated by this Agreement.

                  Section 3.5. SEC DOCUMENTS AND OTHER REPORTS. Matthews has filed all required documents with the SEC since January 1, 1998 (the "MATTHEWS SEC DOCUMENTS"). As of their respective dates, the Matthews SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Matthews SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Matthews included in the Matthews SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with the published rules and regulations of the SEC and fairly presented in all material respects the consolidated financial position of Matthews and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Matthews SEC Documents, Matthews has not, since December 31, 2000, made any change in the accounting practices or policies applied in the preparation of its financial statements.

                  Section 3.6. PROXY STATEMENT. None of the information to be supplied by Matthews for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Matthews SEC Documents filed prior to the date of this Agreement, since December 31, 2000, (a) Matthews and its Subsidiaries, taken as a whole, have conducted their business in the ordinary course of business and have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to have a Material Adverse Effect on Matthews, and (b) there has been no other event causing a Material Adverse Effect on Matthews, nor any development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Matthews.

                  Section 3.8. LITIGATION. There is no litigation pending or, to the knowledge of Matthews or Merger Sub, threatened, against Matthews or Merger Sub that could reasonably be expected to have or result in a material adverse effect on the ability of Matthews or Merger Sub to consummate the transactions contemplated by this Agreement. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of Matthews, threatened against or affecting Matthews or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

                  Section 3.9. BROKERS, FINDERS, ETC. Neither Matthews nor Merger Sub has employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim for any brokerage or finder's commission, fee or similar compensation.

                  Section 3.10. VOTE OF STOCKHOLDERS. No vote or approval of any class of Matthews stockholders is required for Matthews to execute this Agreement or to consummate the transactions contemplated herein. Merger Sub has obtained the unanimous written consent of its sole stockholder approving Merger Sub's execution of this Agreement and consummation of the transactions contemplated herein.

                  Section 3.11. FINANCING. As of the Closing Date, Matthews will have immediately available funds for payment in full of the purchase price per share for each share of York Common Stock outstanding, in immediately available funds.

                                   ARTICLE IV
                               CONDUCT OF BUSINESS

                  Section 4.1. CONDUCT OF YORK. York agrees that from the date hereof until the Effective Time, except as set forth in SECTION 4.1 of the York Disclosure Letter, as otherwise contemplated by this Agreement or with the prior written consent of Matthews, York and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in
SECTION 4.1 of the York Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of Matthews, York will not, and will not permit any of its Subsidiaries to:

                  (a) adopt or propose any change in its charter, bylaws or equivalent documents;

                  (b) amend any material term of any outstanding security of York or any of its Subsidiaries, except for outstanding stock option plans or agreements in order to effectuate Section 1.5(d) herein, and subject to York's rights under Section 5.1, the York Rights Agreement and the Rights to make them inapplicable to this Agreement and the Merger;

                  (c) merge or consolidate with any corporation, limited liability company, partnership, trust, association, individual or any other entity or organization ("PERSON");

                  (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of York or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of York to York or another wholly-owned Subsidiary of York), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of York or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice (such as the sale of inventory to customers), any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of York or any of its Subsidiaries (it is understood and agreed that sales by York of its operating and non-operating assets are not deemed to be in the ordinary course of business under this subsection (ii)), except in the case of either clause (i) or (ii) (A) the issuance of York Common Stock upon the exercise of stock options issued pursuant to the York Stock Plans prior to the date hereof, (B) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and (C) sales or other dispositions of non-operating property and assets of York and its Subsidiaries; PROVIDED, HOWEVER, that York shall provide at least ten (10) days prior written notice to Matthews of any such proposed sale or other disposition of non-operating property or assets; and PROVIDED, FURTHER, that York shall not sell or otherwise dispose of non-operating property and assets of York and its Subsidiaries in a manner which includes continuing indemnity obligations by York without the written consent of Matthews, which will not be unreasonably withheld;

                  (e) create or incur any Lien on any asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

                  (f) make any loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of York made in the ordinary course and consistent with past practices;

                  (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of York to York or to any other direct or indirect wholly-owned Subsidiary of York) or enter into any agreement with respect to the voting of its capital stock;

                  (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $200,000, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of York or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this SECTION 4.1, and
(B) other indebtedness for borrowed money incurred under York 's credit agreement (or any replacement thereof) for working capital purposes only not to exceed $15,000,000 at any time outstanding, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of York or, except in connection with transactions permitted under this SECTION 4.1(i), enter into any contract or agreement material to the business, results of operations or financial condition of York and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this SECTION 4.1(i);

                  (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

                  (k) make any material election with respect to Taxes or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

                  (l) except as may be required by changes in law, contractual commitments or corporate policies with respect to severance pay, termination pay or bonus programs in existence on the date hereof, and additional commitments for retention bonuses of up to $300,000 in the aggregate, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of York or any of its Subsidiaries),
(ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, or (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements;

                  (m) take any action that, individually or in the aggregate, makes any representation and warranty of York hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

                  (n)  agree or commit to do any of the foregoing.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

                  Section 5.1. NO SOLICITATION. (a) York agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of York, or any of its respective Subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to a Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that to the extent required by the fiduciary obligations of the board of directors of York as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), York may, in response to unsolicited requests therefor, participate in discussions or negotiations with, and furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Agreement (as defined in SECTION 5.4) to, any Person who indicates a willingness to make a Superior Proposal. York immediately shall cease all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. For all purposes of this Agreement, (i) "TAKEOVER PROPOSAL" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving York, or any of its Significant Subsidiaries (as hereinafter defined) or any proposal or offer to acquire, directly or indirectly, an equity interest in, at least 15% of the voting securities of, or a substantial portion of the assets of, York or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, (ii) "SUPERIOR PROPOSAL" means a bona fide written proposal made by a third party to acquire all of the outstanding equity interests in or substantially all of the assets of York pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the board of directors of York determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to York and its stockholders than the Merger , and (iii) a "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                  (b) Except as otherwise provided in this SECTION 5.1(b), neither the board of directors of York nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Matthews, the approval or recommendation by the board of directors of York or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, (i) the board of directors of York, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), may approve or recommend a Superior Proposal or withdraw or modify its approval or recommendation of this Agreement or the Merger and (ii) nothing contained in this

Agreement shall prevent the board of directors of York from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal.

                  (c) York shall notify Matthews promptly (but in no event later than one business day) after receipt by York (or its advisors) of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of York by any Person or entity that informs York that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing. York shall keep Matthews informed, on a current basis, of the status of any such Takeover Proposal or request.

                  Section 5.2. PROXY STATEMENT. (a) York shall prepare and file with the SEC the Proxy Statement at a time which is appropriate in view of the anticipated Closing Date. The Proxy Statement shall include the recommendation of the board of directors of York in favor of approval and adoption of this Agreement and the Merger, except to the extent the board of directors of York, in accordance with the terms of SECTION 5.1(b), shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger. Matthews shall assist and cooperate with York in preparing the Proxy Statement and shall provide York with information required to be disclosed in the Proxy Statement relating to Matthews. York shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after SEC approval. If at any time prior to the Effective Time any event with respect to any party or its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement, the parties will work together in good faith to ensure that such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of York. Each party agrees that the Proxy Statement will comply (with respect to such party) as to form in all material respects with the provisions of the Exchange Act.

                  (b) York and Matthews shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "Blue Sky" laws and the rules and regulations thereunder. No filing of, or supplement to, the Proxy Statement will be made by York without providing Matthews the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to York or Matthews, or any of their respective affiliates, officers or directors, should be discovered by York or Matthews which should be set forth in a supplement to the Proxy Statement, so that such Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to York stockholders.

                  Section 5.3. STOCKHOLDERS MEETING. York shall duly call, give notice of, convene and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of voting on the adoption of this Agreement and, through its board of directors, will recommend to its stockholders adoption of this Agreement, except to the extent that the board of directors of York shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by SECTION 5.1(b). In a manner consistent with its fiduciary duties to its stockholders and as it may reasonably determine to be consistent with the objective of consummating the Merger, York shall use commercially reasonable efforts to convene the Stockholders Meeting within 45 days of the Proxy Statement being approved by the SEC. So long as the York board continues to recommend the Merger, York shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the vote or consent of the stockholders required to effect the Merger. In the Proxy, York will take all actions required under the DGCL to notify its stockholders that appraisal rights are available for York

Common Stock pursuant to Section 262 of the DGCL including sending a copy of
Section 262 of the DGCL to its stockholders.

                  Section 5.4. ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable law and other legal obligations, York shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Matthews, access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, York shall, and shall cause each of its Subsidiaries to, furnish promptly to Matthews (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Matthews may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with Confidentiality Agreement dated as of January 16, 2001 between York and Matthews (the "CONFIDENTIALITY AGREEMENT"). No information or knowledge obtained in any investigation pursuant to this SECTION 5.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

                  Section 5.5. NOTICES OF CERTAIN EVENTS. (a) York and Matthews shall promptly notify each other of:

                           (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                           (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

                           (iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of either party, threatened against, relating to or involving or otherwise affecting either party or any of their Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
         SECTION 2.10 or which relate to the consummation of the transactions contemplated by this Agreement;

                           (iv) any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement;

                           (v) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects;

                           (vi) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect;

         PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

                  Section 5.6. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) Subject to the terms and conditions of this Agreement and except to the extent that the board of directors of York shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, as permitted by
SECTION 5.1(b),

York and Matthews shall use their reasonable best efforts to (A) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by York and Matthews or any of their Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act or other foreign laws or regulations), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act and any other applicable law; PROVIDED, HOWEVER, that York and Matthews shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. York and Matthews shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and except to the extent that the board of directors of York shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, as permitted by SECTION 5.1(b), York and Matthews shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of York and Matthews to consummate the transactions contemplated by this Agreement.

                  (b) Each of Matthews and York shall use their reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Matthews and York shall cooperate and use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an "ORDER"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Matthews and York decide that litigation is not in their respective best interests. Each of Matthews and York shall use their reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Matthews and York also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and complying with any additional requests for information pursuant to the Antitrust Laws.

                  (c) (i) York and Matthews shall give, or shall cause their respective Subsidiaries to give, any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement.

                  (ii) In the event that either party shall fail to obtain any third party consent described in Section 5.6(c)(i) above, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon York and Matthews, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  Section 5.7. PUBLIC DISCLOSURE. York and Matthews will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed. York will consult with Matthews before issuing any press releases or making any other public statements containing forward looking information and shall not issue any such press release or make any such statement without the prior consent of Matthews, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

         Section 5.8. INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) After the Effective Time, Matthews and the Surviving Corporation shall jointly and severally, to the fullest extent permitted by applicable law, indemnify, hold harmless, and defend each and every present and former director, officer, employee, fiduciary, and agent of York and each Subsidiary of York (collectively, the "INDEMNIFIED PARTIES") from and against all attorneys' fees, judgments, fines, losses, claims, damages, liabilities, settlement amounts, costs and expenses ("ADVERSE CONSEQUENCES") in connection with any claim, action, suit, proceeding or investigation (whether arising or relating to facts occurring before, at or after the Effective Time), whether civil, administrative or investigative ("PROCEEDING"), arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including the transactions contemplated by this Agreement) provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law or the provisions hereunder, as the case may be, shall be made by independent counsel selected by the Indemnified Party and reasonably acceptable to Matthews; and that nothing herein shall impair any rights or obligations of any Indemnified Party. In the event that any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to York (if selected prior to the Effective Time) and Matthews (if selected after the Effective Time).

         (b) For a period of six years from the Effective Time, the Surviving Corporation and Matthews shall provide to the Indemnified Parties liability insurance protection substantially equivalent in kind and scope as that provided by York's current directors' and officers' liability insurance policies (copies of which have been made available to Matthews); PROVIDED, HOWEVER, that in no event shall the Surviving Corporation and Matthews be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by York for such insurance; PROVIDED, FURTHER, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, the Surviving Corporation and Matthews shall be obligated to provide a policy which, in the reasonable judgment of the Surviving Corporation and Matthews, provides the best coverage available for a cost not exceeding such amount.

         (c) To the extent there is any Proceeding (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of York occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of six years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this SECTION 5.11, such Indemnified Party shall be entitled to be represented by counsel, reasonable costs and fees of which shall be paid when due by Matthews following the Effective Time.

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


Neither the Surviving Corporation nor Matthews shall be bound by any settlement effected unless one or the other gives written consent (which consent shall not be unreasonably withheld by either). In the event that any claim or claims for indemnification are asserted or made prior to the date that is six years after the Effective Time, all rights to indemnification and defense in respect to any such claim or claims shall continue until the disposition of any and all such claims.

         (d) If any Indemnified Party is entitled under any provision of this Agreement to indemnification by Matthews or the Surviving Corporation for only a portion (but not, however, for the total amount) of any Adverse Consequences actually incurred by Indemnitee in connection with any Proceeding, Matthews and the Surviving Corporation shall nevertheless indemnify such Indemnified Party for the portion of such Adverse Consequences to which such Indemnified Party is entitled. If the indemnification provided for herein in respect of any Adverse Consequences actually incurred by such Indemnified Party in connection with any Proceeding is finally determined by a court of competent jurisdiction to be prohibited by applicable law, then Matthews and the Surviving Corporation, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable as a result of such Adverse Consequences in such proportion as is appropriate to reflect (i) the relative benefits received by Matthews, the Surviving Corporation, York and/or any Subsidiary on the one hand and the Indemnified Party on the other hand from the events, circumstances, conditions, happenings, actions or transactions from which such Adverse Consequences arose,
(ii) the relative fault of Matthews, the Surviving Corporation, York and/or any Subsidiary (including its representatives) on the one hand and of the Indemnified Party on the other hand in connection with the events, circumstances and happenings which resulted in such Adverse Consequences, such relative fault to be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the events, circumstances and/or happenings resulting in such Adverse Consequences, and (iii) any other relevant equitable considerations, it being agreed that it would not be just and equitable if such contribution were determined by pro rata or other method of allocation which does not take into account the foregoing equitable considerations.

         (e) The indemnification provided herein shall be applicable whether or not negligence of the Indemnified Party is alleged or proved, and regardless of whether such negligence be contributory or sole.

         (f) If requested to do so by the Indemnified Party with respect to any Proceeding, Matthews shall advance to or for the benefit of the Indemnified Party, prior to the final disposition of such Proceeding, the expenses actually incurred by such Indemnified Party in investigating, defending or appealing such Proceeding. Any judgments, fines or amounts to be paid in settlement of any Proceeding shall also be advanced by Matthews upon request by the Indemnified Party. Advances made by Matthews are subject to refund as provided in the following paragraph.

         (g) If Matthews advances or pays any amount to the Indemnified Party under this Section and if it shall thereafter be finally adjudicated that the Indemnified Party was not entitled to be indemnified hereunder for all or any portion of such amount, then the Indemnified Party shall promptly repay such amount or such portion thereof, as the case may be, to Matthews. If Matthews advances or pays any amount to an Indemnified Party under this Section and if the Indemnified Party shall thereafter receive all or a portion of such amount under one or more policies of directors and officers liability insurance, such Indemnified Party shall promptly repay such amount or such portion thereof, as the case may be, to Matthews.

         (h) If any change after the date of this Agreement in any applicable law, statute or rule expands the power of Matthews or the Surviving Corporation to indemnify any Indemnified Party, such change shall be within the purview of such Indemnified Party's rights and Matthew's and the Surviving Corporation's obligations under this Agreement. If any change after the date of this Agreement in any applicable law, statute or rule narrows the right of Matthews or the Surviving Corporation to indemnify an Indemnified Party, such change shall, to the fullest extent permitted by applicable law, leave this Agreement and the parties' rights and obligations hereunder unaffected.

         (i) The indemnification and other rights provided by any provisions of this Agreement shall not be deemed exclusive of any other rights to which any Indemnified Party may be entitled under (i) any statutory or common law, (ii) Matthew's, the Surviving Corporation's, York's or any Subsidiary's articles or certificate of incorporation, (iii) Matthews, the Surviving Corporation's, York's, or any Subsidiary's bylaws, (iv) any other agreement or (v) any vote of stockholders or disinterested directors or otherwise, both as to action in the Indemnified Party's official capacity and as to action in another capacity while occupying any of the positions or having any of the relationships referred to in this Agreement. Nothing in this Agreement shall in any manner affect, impair or compromise any indemnification, any Indemnified Party has or may have by virtue of any agreement previously entered into between such Indemnified Party and Matthews, the Surviving Corporation, York or any Subsidiary.

         (j) The indemnification provisions of this SECTION 5.8 of this Agreement shall inure to the benefit of and be enforceable by (i) each Indemnified Party and any Indemnified Party's personal or legal representatives, executors, administrators, heirs, devisees and legatees and (ii) Matthews, the Surviving Corporation, York, the Subsidiaries and their respective successors and assigns. This SECTION 5.8 shall not inure to the benefit of any other Person. Matthews and the Surviving Corporation agree to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Matthews or the Surviving Corporation, as applicable, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Matthews and/or the Surviving Corporation, as applicable, would be required to perform it if no such succession had taken place. As used in this Section, the term "Matthews" and the term "Surviving Corporation" shall include any successor to their respective businesses and/or assets as aforesaid which executes and delivers the assumption and agreement provided for in this Section or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

                  Section 5.9. STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, York shall use its reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

                  Section 5.10. RIGHTS AGREEMENT. York hereby agrees that it has taken and will continue to take all necessary action to ensure that none of the transactions contemplated in this Agreement will cause Matthews, the Merger Sub or any of Matthews' affiliates or associates to become an Acquiring Person under the York Rights Agreement or subject to York's rights under Section 5.1, otherwise affect in any way the rights under the York Rights Agreement, including causing such rights to separate from the underlying shares or by giving such holders the rights to acquire securities of any party hereto.

                  Section 5.11. EMPLOYEES. For at least two (2) years following the Closing, Matthews agrees to provide employee benefits to the employees of York and its Subsidiaries which are in the aggregate no less favorable than such benefits that were provided by York and the Subsidiaries as of the Closing. For these purposes, the employees of York and their Subsidiaries will be given credit for years of service with York, its subsidiaries and their predecessors for all employee benefit purposes, with the exception of the defined benefit pension plans of Matthews.

                                   ARTICLE VI
                              CONDITIONS TO MERGER

                  Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to this Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following conditions:

                  (a) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have been approved and adopted by the stockholders of York.

                  (b) WAITING PERIODS; APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint shall prohibit the consummation of the Merger.

                  Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF YORK. The obligations of York to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following additional conditions, any of which may be waived in writing exclusively by York:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Matthews set forth in Article III shall be true and correct as of the date of the Agreement and as of the Closing Date, in each case as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except for such breaches or inaccuracies that do not (without giving effect as to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, materially affect the ability of Matthews to consummate the Merger; and York shall have received a certificate signed on behalf of Matthews by an executive officer of Matthews to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS. Matthews shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed and complied with by it under this Agreement at or prior to the Effective Time; and York shall have received a certificate signed on behalf of Matthews by an executive officer of Matthews to such effect.

                  Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF MATTHEWS. The obligation of Matthews to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Matthews:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of York set forth in Article II shall be true and correct as of the date of this Agreement and as of the Closing Date, in each case as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except for such breaches or inaccuracies that do not (without giving effect as to any limitation as to "materiality" or "Material Adverse Effect" set forth therein except for any materiality limitations relating to the disclosure of documents by York), individually or in the aggregate, have a Material Adverse Effect on York; and Matthews shall have received a certificate signed on behalf of York by an executive officer of York to such effect. For purposes of determining whether a Material Adverse Effect on York has occurred, due consideration shall be given to whether York achieved the Threshold EBITDA.

                  (b) PERFORMANCE OF OBLIGATIONS. York shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Matthews shall have received a certificate signed on behalf of York by an executive officer of York to such effect.

                                   ARTICLE VII
                                   TERMINATION

                  Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to SECTIONS 7.1(b) through 7.1(j), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of York:

                  (a)  by mutual written consent of York and Matthews; or

                  (b) by York or Matthews, if the Merger shall not have been consummated by December 31, 2001 (the "END DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date; and PROVIDED, FURTHER, that the End Date may be extended by York until five days after the earlier of the expiration or termination of any applicable waiting period under the HSR Act; or

                  (c) by York or Matthews, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                  (d) by York or Matthews if, at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of York in favor of adoption of this Agreement shall not have been obtained; or

                  (e) by Matthews if the Board of Directors of York shall not have recommended or shall have withdrawn its recommendation of this Agreement and the Merger, except in the case of 7.1(f) below; or

                  (f) by Matthews or York, if the Board of Directors of York shall have determined to recommend a Takeover Proposal to its shareholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to SECTION 5.1, that such Takeover Proposal constitutes a Superior Proposal; PROVIDED, HOWEVER, that York may not terminate this Agreement pursuant to this SECTION 7.1(f) unless (i) York has delivered to Matthews a written notice of York's intent to enter into such an agreement to effect the Superior Proposal and (ii) five business days have elapsed following delivery to Matthews of such written notice by York; or

                  (g) by Matthews, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of York set forth in this Agreement shall have occurred which remains uncured for a period of ten (10) business days after the notice of such breach or failure and such breach or failure would cause the conditions set forth in SECTIONS 6.3(a) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; or

                  (h) by York, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Matthews set forth in this Agreement shall have occurred which remains uncured for a period of ten (10) business days after the notice of such breach or failure and such breach or failure would cause the conditions set forth in SECTIONS 6.2(a) or 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; or

                  (i) by York, if the Threshold EBITDA is achieved and the York Equity Value is greater than $11 per share; or

                  (j) by Matthews if the Threshold EBITDA is not achieved.

                  Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 7.1, there shall be no liability or obligation on the part of York, Matthews or their respective officers, directors, stockholders or Affiliates, except as set forth in SECTION 7.3, or except to the extent that such termination results from willful breach by a party of any of its representations, warranties, covenants or agreements contained in this Agreement; PROVIDED, HOWEVER, that the provisions of SECTIONS
7.3 and 7.4, of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

                  Section 7.3. FEES AND EXPENSES. (a) Except as set forth in this SECTION 7.3 or elsewhere in this Agreement, all fees and expenses incurred in connection with this Agreement and closing the Merger contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that York and Matthews shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials).

                  (b) If this Agreement is terminated (i) by Matthews pursuant to Section 7.1(e) and the Threshold EBITDA is achieved and the York Equity Value is greater than $11 per share, or (ii) by York pursuant to SECTION 7.1(i), York shall pay to Matthews a termination fee of $6,000,000 by wire transfer within one business day after such termination. If the Threshold EBITDA is achieved and the York Equity Value is greater than $11 per share, any termination by York under Section 7.1(d) shall be presumed to be under Section 7.1(i) rather than
Section 7.1(d).

                  (c) If (i) this Agreement is terminated by York pursuant to
SECTION 7.1(d) and either (x) a Takeover Proposal with respect to York shall have been made after the date of this Agreement and prior to the Stockholders Meeting or (y) York's Board of Directors shall not have recommended or shall have withdrawn its recommendation of this Agreement and the Merger or (ii) this Agreement is terminated by York or Matthews pursuant to SECTION 7.1(f), and, in the case of either (i) or (ii) above, York or its stockholders consummate the sale or transfer, by way of merger, consolidation or otherwise, of a majority interest in the equity of York or substantially all of York's assets to any other Person within nine months of the date of termination of this Agreement, then York shall pay the $6,000,000 termination fee within one day after the closing of such transaction.

                  (d) If this Agreement is terminated by Matthews pursuant to
SECTION 7.1(b), 7.1(c), 7.1(d), 7.1(g) (except in the case of an intentional misrepresentation by York), OR 7.1(j), Matthews shall pay to York a termination fee of $6,000,000 by wire transfer within one business day after such termination.

                  (e) If this Agreement is terminated by York pursuant to
SECTION 7.1(b), 7.1(c) OR 7.1(h), Matthews shall pay York a termination fee of $6,000,000 by wire transfer within one business day after such termination.

                  (f) If any party is obligated to pay a termination fee under any of the subsections of SECTION 7.3 described above, in any such case it shall only be obligated to pay such fee once. If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Mellon Bank, N.A. from the date such fee was required to be paid.

                  Section 7.4. POST-TERMINATION OBLIGATIONS. In the event of termination of this Agreement, Matthews and Merger Sub shall and shall cause their Affiliates to return all documents and copies and other materials received from or on behalf of York, its Affiliates, its Subsidiaries and its agents relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to York, and York shall and shall cause its Affiliates to return all documents and copies and other materials received from or on behalf of Matthews and Merger Sub relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Matthews; and all information received or accumulated by the parties hereto shall be treated as "Confidential Information" in accordance with the Confidentiality Agreement (as modified or supplemented by this Agreement) which shall remain in full force and effect, as modified or supplemented by this Agreement, notwithstanding the termination of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

                  Section 8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect as of the Effective Time.

                  Section 8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to York, to:

                           The York Group, Inc.
                           8554 Katy Freeway, Suite 200
                           Houston, Texas 77024
                           Attn:  Legal Department
                           Telecopy:  713/984-5569
                  with copies (which shall not constitute notice) to:

                           Locke Liddell & Sapp LLP
                           Attn:  David F. Taylor
                           3400 Chase Tower
                           600 Travis Street
                           Houston, Texas 77002
                           Telecopy:  713/223-3717

                           and

                  (b)  if to Matthews, to:

                           Matthews International Corporation
                           Two NorthShore Center
                           Pittsburgh, PA 15212
                           Attention:  Edward Boyle, CFO
                           Facsimile No.: 412/442-8290

                  with copies (which shall not constitute notice) to:

                           Reed Smith LLP
                           435 Sixth Avenue
                           Pittsburgh, PA  15219
                           Attention:  Pasquale D. Gentile, Jr.
                           Facsimile No.:  412/288-3063

                  Section 8.3. INTERPRETATION AND CONSTRUCTION, SEVERABILITY; INTERPRETATION OF OBLIGATIONS.

                    (a) INTERPRETATION AND CONSTRUCTION. Matthews and York have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Matthews and York and no presumption or burden of proof shall arise favoring or disfavoring either Matthews or York because of the authorship of any of the provisions of this Agreement. Any reference to any United States Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "party" means, on the one hand, Matthews, on the other hand, York, (f) the word "including" means "including without limitation"; and (g) all references to "dollars" or "$" refer to currency of the United States of America. The exhibits and schedules specified in this Agreement are incorporated herein by reference and made a part hereof. The article and section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

                    (b) SEVERABILITY. The invalidity or unenforceability of one or more of the provisions of this Agreement in any situation in any jurisdiction shall not affect the validity or enforceability of any other provision hereof or the validity or enforceability of the offending provision in any other situation or jurisdiction.

                    (c) INTERPRETATION OF OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, Matthews shall not be permitted to terminate this Agreement solely because of an Order to divest any business, product line or assets, regardless of whether such action could result in a Material Adverse Effect on York, Matthews or the benefits to Matthews of the consummation of the Merger. Matthews agrees to divest such business, product line or assets, as the case may be, pursuant to such Order, or as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws, after an opportunity to negotiate, contest or appeal any such Order or requirement; PROVIDED, HOWEVER, that such right of Matthews to negotiate, contest or appeal shall not extend beyond December 20, 2001.

                  Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein),
(a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in SECTION 5.8 and SECTION
5.11 of this Agreement and this SECTION 8.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

                  Section 8.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

                  Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 8.8 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of York, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 8.9 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto contained herein, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered hereto and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                  Section 8.10 CONSENT TO JURISDICTION: APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. Each party hereto hereby (a) submits to the jurisdiction of any court of the State of Delaware and the Federal courts sitting in the State of Delaware with respect to such matters arising out of or relating to, this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to such action or proceeding may be heard and determined in such Delaware state or Federal court, (c) waives the defense of an inconvenient forum in connection therewith, (d) consents to service of process upon it by mailing or delivering such service to CT Corporation System, 1209 Orange Street, Wilmington, Delaware (the "AGENT") and authorizes and directs its Agent to accept such service, (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (f) to the extent that it or its properties have or hereafter may acquire immunity from jurisdiction of any such court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), waives such immunity in respect of its obligations under this Agreement.

                     [Signature page to follow]

                  IN WITNESS WHEREOF, Matthews, Merger Sub and York have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                      MATTHEWS INTERNATIONAL CORPORATION

                                      By: /s/ David M. Kelly
                                         ---------------------------------------
                                      Name:   David M. Kelly
                                             -----------------------------------
                                      Title:  President
                                             -----------------------------------



                                      EMPIRE MERGER CORP.

                                      By: /s/ David M. Kelly
                                           -------------------------------------
                                      Name:   David M. Kelly
                                             -----------------------------------
                                      Title:  President
                                             -----------------------------------



                                      THE YORK GROUP, INC.

                                      By: /s/ Thomas J. Crawford
                                           -------------------------------------
                                      Name:   Thomas J. Crawford
                                             -----------------------------------
                                      Title:  President
                                             -----------------------------------

                                                                  Exhibit 1.5(x)


                 COST OF YORK STOCK OPTIONS AND DEFERRED STOCK CALCULATION

C =      Q ($10 + Y - P)         Given that C cannot be less than zero, nor can it exceed Q($11 - P).
         ---------------
            1 + Q/S

         This amount is the cost of settling the York Stock Options and Deferred
         Stock (Item "E" in Excess Cash Increment Calculation).

Y = Excess Cash Increment, excluding the per share impact of the cost of settling the York Stock Options and Deferred Stock.

Q = Shares corresponding to outstanding stock options as of October 31, 2001 which have exercise prices less than $11.00 per share and the total number of shares of deferred stock.

P = Weighted Average Exercise Price for shares corresponding to outstanding stock options which have exercise prices less than $11.00 per share, including an exercise price of zero for any shares of deferred stock.

S =      Outstanding Shares as of October 31, 2001.


                                                                  Exhibit 1.5(y)



                              THE YORK GROUP, INC.
                             AGREED UPON PROCEDURES

Perform the procedures outlined below, summarizing all adjustments greater than $10,000.

I.       Perform SAS 71 Review as of September 30, 2001

II.      Inventory

         1) Perform the following physical inventory procedures as of September 30, 2001

                  o Perform 50 test counts at all locations with inventory in excess of $500,000 (25 counts sheet to floor and 25 counts floor to sheet)
                  o Obtain a comparative analysis of inventory by location as of September 30, 2001 and October 31, 2001 and investigate variances greater than 10%.

         2) Perform testing of inventory cut-off as of October 31, 2001 for each location where test counts are performed.

                  o Review shipping documents, invoices and general ledger entries for last five shipments of October 2001 and first five shipments of November 2001, noting that cut-off is proper based on shipping document dates.
                  o Review receiving documents and general ledger entries for last five receipts of October 2001 and first five receipts of November 2001, noting that general ledger cut-off is proper based on receiving document dates.

         3) Perform inventory price testing on a FIFO basis for 25 items at each location where test counts are performed.

                  o Compare inventory pricing as of October 31, 2001 to the pricing used at December 31, 2000 and investigate differences in excess of 10%.

III.     Accounts Receivable

         1) Obtain reconciliation of the accounts receivable sub-ledger and general ledger as of August 31, 2001 and investigate all reconciling items in excess of $25,000.
         2) Perform the following procedures on accounts receivable as of August 31, 2001

                  o        Confirm accounts receivable balances greater than
                           $50,000

                  o For all non-replies, review subsequent receipts greater than $5,000 through October 31, 2001

                  o For non-replies for which there are no subsequent receipts, review invoices and shipping documents for two invoices (judgmentally selected)

         3) Review rollforward of accounts receivable sub-ledger from August 31, 2001 to October 31, 2001.

                  o Obtain a detail of billings and cash receipts from August 31, 2001 to October 31, 2001 and examine supporting documentation for 25 billings and 25 cash receipts.

IV.      Accounts Payable and Accrued Liabilities

         1) Obtain reconciliation between accounts payable sub-ledger and general ledger as of August 31, 2001 and investigate all reconciling items in excess of $25,000.

         2)       Perform a test of subsequent disbursements
                  o For disbursements greater than $25,000 made after August 31, 2001 through October 31, 2001, (excluding rebate payments), review check copy, related invoice and sub-ledger detail, noting that disbursements for goods or services received prior to August 31, 2001 are accrued at August 31, 2001.
                  o Obtain a comparative analysis of payables and accruals as of August 31, 2001 and October 31, 2001 and investigate all variances in excess of 10%.

V.       Current Assets

         1) Review check copy and invoice support for current asset balances as of August 31, 2001, for which the balance increased by more than $25,000 from December 31, 2000, exclusive of operations sold during 2000.
         2) Obtain rollforward of current asset balances from August 31, 2001 to October 31, 2001 and review check copy and invoice support for individual current asset additions in excess of $25,000.
         3) Verify amortization for applicable current asset balances in excess of $25,000 as of October 31, 2001.

VI.      Perform the Following Additional Procedures as of October 31, 2001

         1) Recompute the Company's calculations of "Working Capital," "Adjusted EBITDA," and "York Cash," as defined in the Merger Agreement. Recomputations will be based on the Company's reported financial results, as provided by management, subject to adjustments resulting from the above procedures.

VII. Review the components of working capital as of September 30, 2001 and investigate any changes in underlying general ledger account balances that exceed 10% and $50,000 of the corresponding balance at December 31, 2000.

                                                                         ANNEX B
                                                             FAIRNESS OPINION OF
                          HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.



                       HOULIHAN LOKEY HOWARD & ZUKIN
                            FINANCIAL ADVISORS




May 23, 2001



Board of Directors
The York Group, Inc.
Houston, Texas

Dear Gentlemen:

         We understand that The York Group, Inc. ("York" or the "Company") is considering entering into an Agreement and Plan of Merger (the "Agreement") with Matthews International Corporation ("Matthews") and Empire Merger Corp., a wholly-owned subsidiary of Matthews ("Empire"), pursuant to which Empire will, upon the realization of certain events, merge with and into York (the "Merger"). The amount of cash to be paid to the shareholders of York shall be (a) $10 per share of York common stock, plus (b) the Excess Cash Increment (as defined in the Agreement) of up to $1.00 per share. As a condition to the merger, York's EBITDA for the nine-months ending September 30, 2001, must equal or exceed $9,000,000, otherwise Matthews shall be permitted to terminate the Agreement.

         The merger contemplated by the Agreement and all related transactions are referred to collectively herein as the "Transaction."

         You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we did not participate in the structuring of the Transaction or in the negotiation of the Agreement.

         In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

      1. reviewed the Company's annual reports to shareholders and on Form 10-K for the five fiscal years ended December 31, 2000 and quarterly reports on Form 10-Q for the years 1999 and 2000, and Company-prepared interim financial statements for the period ended April 30, 2001, which the Company's management has identified as being the most current financial statements available;

      2.    reviewed copies of the Agreement;

      3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's counsel to discuss certain matters;

      4.    visited certain facilities and business offices of the Company;

      5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the year ended December 31, 2001;

      6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

      7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

      8. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

      9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

         In giving our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefore. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial forecasts and projections provided to us, we have assumed, without independent verification, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

         We have also assumed that the Transaction will be consummated as described in the Agreement. We have further assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel.

         Our Opinion is necessarily based on economic, market and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise, or reaffirm this Opinion. We are expressing no Opinion herein as to the price at which the shares of Company common stock will trade at any future time.

         This Opinion is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction in accordance with the terms of our engagement letter dated April 5, 2001, and is not on behalf of, and is not intended to confer rights or remedies upon any stockholder of the Company or any person other than the Company's Board of Directors. As you are aware, we will receive a fee in connection with rendering this Opinion. This Opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any party for any purpose whatsoever except with our prior written consent in each instance, provided that this Opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

         Based upon the foregoing, and in reliance thereon, it is our Opinion that the consideration to be received by the stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.


HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
----------------------------------------------------------
/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                         ANNEX C
                                                                APPRAISAL RIGHTS

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
                  c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to
         Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY                       THE YORK GROUP, INC.                           PROXY


                       SPECIAL MEETING OF STOCKHOLDERS


                          THURSDAY, AUGUST 9, 2001
                           9:00 A.M., HOUSTON TIME

                WEST MEMORIAL BUSINESS PARK CONFERENCE CENTER
                              8584 KATY FREEWAY
                                  1ST FLOOR
                            HOUSTON, TEXAS 77024

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of THE YORK GROUP, INC. (the "Company") hereby constitutes and appoints Thomas J. Crawford and Cristen L. Cline, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of the common stock of the Company standing in the undersigned's name on the books of the Company, at the special meeting of stockholders to be held at 9:00 a.m., Houston time, at West Memorial Business Park, Conference Center, 8584 Katy Freeway, 1st Floor, Houston, Texas 77024, on Thursday, August 9, 2001, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present at the meeting.

         The undersigned hereby instructs the said proxies (i) to vote in accordance with the instruction marked on the reverse side on the proposal to adopt an Agreement and Plan of Merger by and among Matthews International Corporation, Empire Merger Corp., and the Company, BUT, IF NO INSTRUCTION IS MARKED ON THE REVERSE SIDE, TO VOTE FOR ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, and (ii) to vote in the said proxies' discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting).

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting and the Proxy Statement dated July 9, 2001, relating to the special meeting of stockholders. The Agreement and Plan of Merger being voted on at the special meeting is attached to the Proxy Statement as Annex A.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN
                         ADDRESSED POSTAGE-PAID ENVELOPE.

                   (CONTINUED - TO BE SIGNED ON REVERSE SIDE)

==============================================================================================================
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

PROPOSAL 1:

     To adopt the Agreement and Plan of Merger        / /  FOR          / /  AGAINST             / /  ABSTAIN
     dated as of May 24, 2001, by and among
     Matthews International Corporation,
     Empire Merger Corp and the Company in
     the form attached as Annex A to the
     Proxy Statement dated July 9, 2001.

2.   In their discretion, to take action on          / /  FOR          / /  AGAINST             / /  ABSTAIN
     such other matters as may properly
     come before the Special Meeting of
     Stockholders or any adjournment(s)
     thereof.


==============================================================================================================



     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND WILL GRANT THE
PROXIES' THE RIGHT TO VOTE IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
THE MEETING. All prior proxies are hereby revoked.


                                    --------------------------------------------


                                    --------------------------------------------
                                                  Signature(s)

                                    Dated                                 , 2001
                                          --------------------------------

                                    Please sign exactly as your name(s)
                                    appear(s) on this Proxy. If held by more than one owner, each owner must sign.
                                    Trustees, administrators, etc. should
                                    include full title. A corporation should provide its full name and the title of the authorized officer signing this Proxy.

-------------------------------------------------------------------------------------------------------------
                PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD
                                USING THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------------------------------------